Exhibit 4.1
Loan and Security Agreement
Dated as of March 31, 2009
by and between
Fifth Third Bank
and
Pulse Systems, LLC

Fifth Third Bank
Pulse Systems, LLC
Loan and Security Agreement

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Schedule 1.1 Permitted Liens
Schedule 4.1 Commercial Tort Claims
Schedule 4.2 Borrower’s Information
Schedule 4.4 Chief Executive Office and Collateral Locations
Schedule 4.11 Real Property Owned by Borrower
Schedule 9.1(F) Litigation
Schedule 9.1(Q) borrower and its Subsidiaries’ Corporate Information
Schedule 9.1(S) Labor Relations

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Loan And Security Agreement
     This Loan and Security Agreement (this “Loan Agreement”) is made and entered into as of March 31, 2009, by and among Fifth Third Bank, a Michigan banking corporation, with an office located at 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606 (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company, with its chief executive office located at 4090 Nelson Avenue, Suite J, Concord, California 94520 (“Borrower”).
W I T N E S S E T H:
     Whereas, Borrower desires Lender to provide certain extensions of credit, loans or other financial accommodations to Borrower in accordance with this Loan Agreement (collectively the “Financial Accommodations”); and
     Whereas, Lender is willing to provide the Financial Accommodations to Borrower, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Loan Agreement or referenced herein.
     Now Therefore, in consideration of the Financial Accommodations, the mutual promises and understandings of Lender and Borrower set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as set forth in this Loan Agreement.
1 . Definitions And Terms
The following words, terms or phrases shall have the following meanings:
     “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Document of Title”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Supporting Obligations” and “Tangible Chattel Paper”: shall have their respective meanings as set forth in the Illinois Uniform Commercial Code, as amended or restated from time to time.
     “Accounts Dilution”: shall mean all non-cash reductions to the amount of an Account as originally invoiced, including, without limitation, all credit memo, discount, allowance or bad debt reductions.
     “Adjusted EBITDA”: shall mean, for any period, (1) Consolidated Net Income for such period plus, (2) to the extent deducted in determining such Consolidated Net Income, the sum of (a) Interest Expense, (b) net income tax expense, including permitted tax distributions to Members, (c) depreciation and amortization, (d) non-cash equity compensation expense, and (e) expenses for management fees, and (f) the expensed portion of the Closing Fee and other fees and expenses incurred in connection with the Financial Accommodations, in each case incurred during such period, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Adjusted LIBOR Rate”: means, with respect to any LIBOR Loan for any Interest Period, the greater of (1) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, or (2) three percent (3%) per annum.
     “Affiliate”: shall mean any Person that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, Borrower. A Person shall be presumed to control Borrower if such Person is the direct or indirect legal or beneficial owner of more than ten percent (10%) of the outstanding Equity Interests of Borrower.
     “Borrowing Base”: shall mean the total, without duplication, of the following:
     (1) up to eighty percent (80%) of the face amount of all then existing Eligible Accounts as set forth on the Borrowing Base Certificate delivered by Borrower to Lender from time to time, minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors, minus 100% of the face amount of all proceeds of such Eligible Accounts listed on such Borrowing Base Certificate which Borrower has received since the date of the most recently delivered Borrowing Base Certificate delivered to Lender,
     (2) less, such reserves as Lender may reasonably establish from time to time in Lender’s sole discretion.
     “Borrowing Base Certificate”: shall mean the certificate summarizing the Borrowing Base delivered from time to time by Borrower to Lender in accordance with the terms of this Loan Agreement, in form and substance acceptable to Lender, which shall, among other things, certify to Lender Borrower’s state of formation.
     “Business Day”: shall mean any day other than a Saturday, a Sunday or (1) with respect to all matters, determinations, fundings and payments in connection with LIBOR Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (2) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.
     “Capital Expenditures”: shall mean, as to any Person, any and all expenditures of such Person for fixed or capital assets all as determined in accordance with GAAP; provided, however, Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance or Capitalized Lease Obligations.
     “Capital Lease”: shall mean a capitalized lease of real or personal property, or conditional sale or other title retention agreement, as determined in accordance with GAAP, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

     “Capitalized Lease Obligations”: shall mean all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.
     “Charges”: shall mean all national, federal, state, county, city, municipal or other governmental, including, but not limited to, any instrumentality, division, agency, body or department thereof, taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to the Collateral, the Liabilities, Borrower’s business, ownership or use of any of its assets, or Borrower’s income or gross receipts.
     “Closing Fee”: shall have the meaning ascribed to such term in Section 2.3(B) below.
     “Collateral”: shall have the meaning ascribed to such term in Section 4.1 below.
     “Consolidated Net Income”: shall mean the net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Constituent Documents”: shall mean, for Borrower, as applicable, Borrower’s articles or certificate of incorporation, formation or organization, by-laws, operating agreement, limited partnership agreement, general partnership agreement and any other similar documents, agreements or certificates relating to Borrower’s legal formation.
     “Covenants”: shall mean all now existing and hereafter arising covenants, duties, obligations and agreements of Borrower to and with Lender, whether pursuant to this Loan Agreement, the Other Agreements or otherwise.
     “CVP”: means Chicago Venture Partners, L.P., an Illinois limited partnership.
     “Daily LIBOR Rate”: shall mean, the Adjusted LIBOR Rate based upon a one month Interest Period, which rate shall be determined as of each Business Day.
     “Daily LIBOR Rate Loan”: shall mean all or any portion of a Loan which bears interest at the Daily LIBOR Rate plus the LIBOR Rate Margin.
     “Default Rate”: shall mean, for each Loan, four percent (4%) per annum in excess of the otherwise applicable interest rate for such Loan, and for all other Liabilities, shall mean nine percent (9%) per annum in excess of the Index Rate.
     “Eligible Accounts”: shall have the meaning ascribed to such term in Section 5.1 below.
     “Environmental Laws”: shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, as may be amended from time to time, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund

Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.
     “Equity Interests”: shall mean any and all shares and other equity and ownership interests, however designated, of or in a Person, whether or not voting, including, but not limited to, common stock, warrants, membership interests, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
     “ERISA”: shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.
     “Event of Default”: shall have the meaning ascribed to such term in Section 11.1 below.
     “Excess Cash Flow”: shall mean, for any period, determined for Borrower and its Subsidiaries on a consolidated basis, (1) Consolidated Net Income for such period, (2) plus, to the extent deducted in determining such Consolidated Net Income, the sum of Interest Expense, net income tax expense, depreciation and amortization, (3) plus, to the extent deducted in determining such Consolidated Net Income, expenses for management fees, (4) minus Capital Expenditures made or incurred during such period which are financed by the Revolving Loan or cash from day-to-day operations generated during the period in question, (5) minus taxes paid in cash during such period, including permitted tax distributions to Members, (6) minus Fixed Charges for such period, (7) minus optional prepayments of principal on Term Loan A paid during such period, and (8) minus payments required by Section 3.1(C) below.
     “Financials”: shall mean all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation and information previously delivered by Borrower to Lender and the documents described in Section 9.5 below, individually or collectively.
     “Fiscal Year”: shall mean each twelve (12) month accounting period of Borrower which ends on December 31 of each year.
     “Fixed Charge Coverage Ratio”: for any trailing twelve month period, shall mean, Free Cash Flow divided by Fixed Charges, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges”: for any period, shall mean, the sum of, without duplication, (1) cash payments in satisfaction of Interest Expense (other than tax distributions to Members characterized as preferred equity interest expense), plus (2) scheduled or required payments of principal on Indebtedness other than payments required by Section 3.1(C) below, plus (3) scheduled principal payments on Capital Leases, each as paid or payable for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Free Cash Flow”: means, for any period, (1) Adjusted EBITDA, less (2) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted hereunder), less (3) income taxes paid in cash, dividends paid in cash and management fees paid in cash to the extent permitted under this Loan Agreement, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Funded Debt”: shall mean the sum of all outstanding Loan balances under this Loan Agreement plus the principal amount of all other interest bearing Indebtedness for borrowed money maintained with any lender (including Capital Leases).
     “Funded Debt to Adjusted EBITDA Ratio”: shall mean, as of the last day of any period, the ratio of Funded Debt to Adjusted EBITDA calculated on a trailing twelve (12) month basis, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “GAAP”: shall mean generally accepted accounting principles consistently applied from time to time.
     “Hazardous Substances”: shall have the meaning set forth in 42 USC § 9601(14), 42 USC § 9601(33) and 42 USC § 6991(8) or any state or local counterpart Environmental Law.
     “Indebtedness”: shall mean all of a Person’s liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness of Borrower specifically includes (1) the Liabilities, (2) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof, (3) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (4) all unfunded pension fund obligations and liabilities, and (5) all Capitalized Lease Obligations.
     “Indemnified Liabilities”: shall have the meaning ascribed to such term in Section 12.21 below.
     “Indemnitees”: shall have the meaning ascribed to such term in Section 12.21 below.
     “Index Rate”: shall mean a rate per annum equal to the greater of (1) the prime rate of interest announced from time to time by Lender (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, or (2) as of the date of determination, the one month Adjusted LIBOR Rate, subject to the Adjusted LIBOR Rate floor. The rate described in clause (2) of this definition shall be established on the first day of each calendar month hereafter without notice to Borrower and shall remain in effect until the first day of the next subsequent calendar month.

     “Index Rate Loan”: shall mean all or the portion of any Loan which bears interest at the Index Rate plus the Index Rate Margin.
     “Index Rate Margin”: shall mean (1) with respect to the Revolving Loan, four hundred (400) basis points, and (2) with respect to Term Loan A, six hundred fifty (650) basis points.
     “Interest Expense”: shall mean, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations and accrued preferred equity interest expense) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Rate Management Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Borrower and its Subsidiaries for such period in accordance with GAAP.
     “Interest Period”: shall mean the period commencing on the date a LIBOR Loan is made and ending, as selected by Borrower, one month, two months or three months thereafter.
     “Inventory Report”: shall mean a report certified as to accuracy and completeness by the chief financial officer or any other senior officer of Borrower and (1) describing the Value of Borrower’s Inventory, (2) describing the status of the Inventory as more fully described in Section 6.2(B) below, and, showing the location, composition, quantity and Value thereof, and (3) describing such other matters relating to the Inventory as Lender may reasonably request.
     “Letters of Credit”: shall mean any letters of credit which are now or at any time hereafter issued by Lender at the request of and for the account of Borrower.
     “Letter of Credit Obligations”: shall mean the sum of the aggregate outstanding face amount available to be drawn under all of the Letters of Credit, plus the aggregate outstanding face amount of any unpaid drafts presented under any of the Letters of Credit.
     “Liabilities”: shall mean any and all obligations, liabilities, indebtedness, fees, costs and expenses, now or hereafter owed or owing by Borrower to Lender, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of Lender, including, but not limited to, (1) the indebtedness evidenced by the Notes, (2) attorneys’ and paralegals’ fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of Lender’s rights and remedies pursuant to this Loan Agreement and the Other Agreements, and (3) all Rate Management Obligations.
     “LIBOR Contract Loan”: shall mean all or any portion of a Loan subject to a single Interest Period which bears interest at the Adjusted LIBOR Rate plus the LIBOR Rate Margin. For purposes of clarification, LIBOR Contract Loans shall not include Daily LIBOR Rate Loans.

     “LIBOR Loan”: shall mean (1) each LIBOR Contract Loan, and (2) each Daily LIBOR Rate Loan.
     “LIBOR Rate”: shall mean, with respect to any LIBOR Loan for any Interest Period, the interest rate determined by Lender by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, determined either (y) on each Business Day for Daily LIBOR Rate Loans, or (z) two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period with respect to LIBOR Contract Loans. If no LIBOR Rate is available to Lender, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. Each determination of the LIBOR Rate made by Lender shall be conclusive and binding on Borrower absent manifest error.
     “LIBOR Rate Margin”: shall mean (1) with respect to the Revolving Loan, four hundred (400) basis points, and (2) with respect to Term Loan A, six hundred fifty (650) basis points.
     “Loan or Loans”: shall mean, individually and collectively, the Revolving Loan, Term Loan A and any other loans provided by Lender to the Borrower from time to time.
     “Loan Documents”: shall mean this Loan Agreement, as amended, renewed, restated or replaced from time to time, together with the Other Agreements.
     “Management Agreement”: means that certain Management Service Agreement, dated as of June 1, 2004, between Borrower and CVM, Inc., an Illinois corporation.
     “Material Adverse Effect”: means a material adverse effect on (1) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrowers and their Subsidiaries taken as a whole, (2) the ability of any Obligor to perform any of its obligations under the Loan Documents to which it is a party, (3) the Collateral, or the Lender’s liens on the Collateral or the priority of such liens, or (4) the rights of or benefits available to the Lender thereunder.
     “Maximum Revolving Loan”: shall mean an amount equal to One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00).
     “Multiemployer Plan”: shall have the meaning ascribed to such term in Section 4001(a)(3) of ERISA.
     “Notes”: shall mean, respectively, each of and collectively, the Revolving Note, Term Note A and any other promissory notes evidencing a Loan.

     “Obligor”: shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities or who provides any collateral as security for all or any portion of the Liabilities.
     “Other Agreements”: shall mean all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender in connection with the Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to, the documents, instruments and agreements described in Section 10.1(A) of this Loan Agreement.
     “Out-of-Formula Event”: shall mean, if at any time, the principal amount of the Revolving Loans outstanding plus the aggregate outstanding Letter of Credit Obligations shall exceed the lesser of the Maximum Revolving Loan or the Borrowing Base.
     “Parent”: shall mean any Person, now or at any time or times hereafter, owning or controlling, directly or indirectly, at least a majority of the issued and outstanding Equity Interests of Borrower or any Subsidiary.
     “Permitted Indebtedness”: shall mean (1) existing Indebtedness set forth and described in the most recent Financials delivered to Lender, (2) trade payables arising in the ordinary course of Borrower’s business, (3) other Indebtedness of Borrower incurred in the ordinary course of Borrower’s business as presently conducted that are not (a) past due, unless such Indebtedness is being contested in good faith by appropriate proceedings, or (b) incurred through the borrowing of money or the obtaining of credit, (4) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due; provided, however, Borrower shall have the right to contest in good faith, by an appropriate proceeding properly initiated and diligently conducted, the validity, amount or imposition of any such taxes, and upon such good faith contest, to delay or refuse payment thereof, if (i) Borrower establishes with Lender adequate reserves to cover such contested taxes, and (ii) either such contest will not affect the priority or value of Lender’s lien on the Collateral or Borrower otherwise takes steps reasonably acceptable to Lender to protect the priority and value of Lender’s lien on the Collateral, (5) Indebtedness in respect of judgments or awards which do not constitute an Event of Default hereunder, (6) Indebtedness in respect of employee benefit plans and programs that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due, (7) Indebtedness owing to Lender, and (8) Indebtedness for Capital Leases and purchase money financing incurred to financing the acquisition of Equipment provided the aggregate outstanding principal amount of all such Capital Leases and purchase money financing does not exceed $500,000 at any time.
     “Permitted Liens”: shall mean (1) liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of Lender, any material danger of the sale or loss of any of the Collateral and with respect to which Borrower has provided for and are maintaining adequate reserves in accordance with GAAP, (2) liens in Lender’s favor, (3) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing, (4) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of Borrower’s business, (5) subject to the limitation set forth in the definition of Permitted Indebtedness, liens incurred in connection with Capital Leases of Equipment and liens that constitute purchase money security interests on any Equipment securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such Equipment, provided that any such lien attaches to such Equipment within twenty (20) days of the acquisition thereof and attaches solely to the Equipment so acquired, and (6) the security interests and liens listed on Schedule 1.1 attached hereto.
     “Person”: shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof
     “Plan”: shall mean an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.
     “Prohibited Transaction”: shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.
     “Rate Management Agreement”: means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
     “Rate Management Obligations”: means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (1) any and all Rate Management Agreements, and (2) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.
     “Reportable Event”: shall mean any of the events set forth in Section 4043(b) of ERISA.
     “Restricted Payments”: shall mean any of the following: (1) any dividend, distribution or return of capital to any shareholder, member or other owner of Borrower, or any other payment or delivery of property or cash to any of Borrower’s shareholders or other owners, or any redemption, retirement, purchase or other acquisition of all or any portion of the Equity Interests of Borrower, (2) any distribution, loan, or advance to any Affiliate, Subsidiary, Parent, employee, officer, director, member or manager of Borrower, and (3) any management fee payments.
     “Revolving Loan”: shall mean, individually and collectively, the loans provided by Lender from time to time to Borrower pursuant to Section 2.1(A) below.
     “Revolving Loan Termination Date”: shall mean March 30, 2010.
     “Revolving Note”: shall mean that certain Revolving Note of even date herewith executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed $1,500,000.00, as amended, renewed, restated or replaced from time to time.
     “Special Collateral”: shall mean that portion of the Collateral evidenced by Chattel Paper, Instruments or Documents.
     “Statutory Reserve Rate”: shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Debt”: shall mean Borrower’s Indebtedness which is subordinated to the payment of all of the Liabilities to Lender pursuant to a written subordination agreement in form and substance acceptable to Lender.
     “Subsidiary”: shall mean any Person who is under the direct or indirect ownership or control of Borrower.
     “Supplemental Documentation”: shall have the meaning set forth in Section 4.2 below.
     “Tax”: shall mean, in relation to any LIBOR Loans and the applicable Adjusted LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.
     “Term Loan A”: shall have the meaning set forth in Section 2.1(B) below.

     “Term Loans”: shall mean Term Loan A and any other term loans provided by Lender to Borrower under this Loan Agreement, as amended from time to time.
     “Term Note A”: shall mean that certain Term Note A of even date herewith executed and delivered by Borrower to Lender in the original principal amount of Seven Million and no/100 Dollars ($7,000,000.00), as amended, renewed or restated from time to time.
     “Unmatured Event of Default”: shall mean the occurrence or existence of any event or condition which with notice, lapse of time or both would constitute an Event of Default.
     1.2 Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the Uniform Commercial Code as adopted by the State of Illinois from time to time.
          2 . Loans: Disbursements, Interest Rates, Loan Requests and Fees
     2.1 Loans.
          (A) Revolving Loans.
          (1) Provided that an Unmatured Event of Default or Event of Default does not then exist or would not be created by such Revolving Loan advance, and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, from the date hereof through and including the Revolving Loan Termination Date, Lender shall loan to Borrower on a revolving credit basis, an amount not to exceed the lesser of (a) the Maximum Revolving Loan less the outstanding Letter of Credit Obligations from time to time, or (b) the Borrowing Base less the outstanding Letter of Credit Obligations from time to time. The Revolving Loan shall be evidenced by and repaid in accordance with the Revolving Note and the terms of this Loan Agreement. Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, Lender may, in its sole reasonable discretion, change, at any time and from to time, the method of calculating the Borrowing Base, including, but not limited to, reducing advance rates against Eligible Accounts and deducting additional or other reserves from the Borrowing Base. Without in any way limiting Lender’s sole reasonable discretion as set forth above, Lender may from time to time modify the advance rate against Eligible Accounts based upon the Borrower’s Accounts Dilution percent.
          (2) A request for a Revolving Loan shall be made, or shall be deemed made, in the following manner: (a) Borrower may give Lender notice of its intention to borrow in accordance with the provisions of this Section 2.1(A), or (b) if any amount required to be paid under this Loan Agreement or the Other Agreements becomes due, such occurrence shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount then due and such Revolving Loan advance will be deemed an advance to Borrower.

          (3) Each request for a Revolving Loan, other than LIBOR Loans (the borrowing of which shall be governed by Section 2.4) shall be made by notice, given not later than 11:00 A.M. (Chicago time) on the Business Day of the proposed Revolving Loan, from Borrower to Lender. If requested by Lender, such notice shall be accompanied by a Borrowing Base Certificate in form and substance satisfactory to Lender.
     (B) Term Loan A. Provided that an Unmatured Event of Default or Event of Default does not exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender shall loan to Borrower the principal amount of Seven Million and no/100 Dollars ($7,000,000.00) (“Term Loan A”), which Loan shall be evidenced by and repaid in accordance with Term Note A and the terms of this Loan Agreement.
     2.2 Letters of Credit
     (A) Provided that an Unmatured Event of Default or Event of Default does not then exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender may, at Borrower’s request and for the account of Borrower, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time not to exceed the lesser of (1) the Borrowing Base less the outstanding amount of the Revolving Loans, (2) the Maximum Revolving Loan less the outstanding amount of the Revolving Loans, or (3) Five Hundred Thousand and no/100 Dollars ($500,000.00). The Letters of Credit shall have an expiration date of the earlier of (a) one (1) year from the date of issuance, or (b) the Revolving Loan Termination Date. Borrower shall reimburse Lender, immediately upon demand, for any payments made by Lender to any Person with respect to any Letter of Credit and until Lender shall be so reimbursed by Borrower such payments by Lender shall be deemed to be a part of the Revolving Loans. The obligation of Borrower to reimburse Lender for payments and disbursements made by Lender under or on account of the Letters of Credit shall be absolute and unconditional irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against Lender or such beneficiary, including, but not limited to, any defense based on the failure of such demand for payment to conform to the terms of the Letters of Credit, any non-application or misapplication by such beneficiary of the proceeds of such demand for payment or the legality, validity, regularity or enforceability of the Letters of Credit or any document or contract related to or required to be presented under the terms of the Letters of Credit; provided, however, that Borrower shall not be obligated to reimburse Lender for any wrongful payment or disbursement made by Lender under or on account of the Letters of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Lender or any of its officers, employees or agents. If any of the terms and provisions set forth in this Section 2.2 contradict or conflict with the terms and provisions of any reimbursement agreement or master letter of credit agreement executed and delivered prior hereto, contemporaneously herewith or hereafter by Borrower to Lender, the terms of such reimbursement agreement or master letter of credit agreement shall govern and control.

     (B) In the event that Lender has issued any Letters of Credit for the account of Borrower, Lender may, at any time after (1) the occurrence and during the continuation of an Event of Default, (2) this Loan Agreement shall terminate for any reason, or (3) the sum of the outstanding principal balance of the Revolving Loan and the Letter of Credit Obligations exceeds the Borrowing Base or the Maximum Revolving Loan, request of Borrower, and Borrower shall thereupon deliver to Lender, cash collateral for any Letter of Credit issued for the account of Borrower. If Borrower fails to deliver such cash to Lender promptly upon Lender’s request therefor, Lender may, without limiting Lender’s rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding. Lender may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including, without limitation, to the payment of any or all of Borrower’s reimbursement obligations with respect to any Letter of Credit. Pending such application, Lender may (but shall not be obligated to) (a) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Lender or such other bank as Lender may, in its sole discretion select, or (b) hold the same as a credit balance in an account with Lender in Borrower’s name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Lender and shall be paid to Borrower as it is received by Lender, less any fees owing by Borrower to Lender with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time.
     2.3 Interest Rates and Fees.
          (A) Interest Rates.
          (1) Borrower hereby promises to pay interest on the unpaid principal amount of the Revolving Loan as provided in Section 3.1 below at the floating per annum rate of interest equal to the Index Rate plus the Index Rate Margin for the period commencing on the date such Loan is disbursed until the date such Loan is paid in full. Provided, however, subject to the terms of Section 2.4 below, Borrower shall have the option of borrowing all or a portion of the Revolving Loan at, or converting the interest rate for all or a portion of the Revolving Loan to, either (a) the Adjusted LIBOR Rate plus the LIBOR Rate Margin, in each case subject to an Interest Period of one month, two months or three months, as selected by Borrower, or (b) the Daily LIBOR Rate, which Daily LIBOR Rate shall adjust on a daily basis for each Business Day in which the Daily LIBOR Rate changes. With respect to each LIBOR Loan under subsection 2.3(A)(1)(a) above, the LIBOR Rate shall remain fixed for the duration of each Interest Period.
          (2) Borrower hereby promises to pay interest on the unpaid principal amount of Term Loan A as provided in Section 3.1 below at the floating per annum rate of interest equal to the Adjusted LIBOR Rate plus the LIBOR Rate Margin, in accordance with Section 2.4 below. Each LIBOR Rate Loan for Term Loan A shall be subject to an Interest Period of one month, two months or three months, as selected by Borrower pursuant to Section 2.4 below. If Borrower has not timely selected an Interest Period with respect to all or any portion of Term Loan A, a one month Interest Period shall be deemed selected by Borrower. With respect to each LIBOR Loan under this subparagraph (2), the LIBOR Rate shall remain fixed for the duration of each Interest Period.
          (3) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Loans shall, at Lender’s option bear interest at the Default Rate.
     (B) Closing Fee. Contemporaneously herewith, Borrower shall pay to Lender a fully earned, non-refundable closing fee in the amount of Two Hundred Twelve Thousand Five Hundred and no/100 Dollars ($212,500.00) (the “Closing Fee”).
     (C) Letter of Credit Fees. For each standby Letter of Credit issued by Lender, Borrower shall pay to Lender a fee computed on a daily basis equal to the amount of such Letter of Credit multiplied by one hundred fifty (150) basis points per annum, payable monthly in arrears on the first day of each month. Prior to the issuance of each documentary Letter of Credit and on each annual anniversary of the issuance thereof, Borrowers shall remit to Lender a Letter of Credit fee at the rate quoted by Lender to Borrowers at the time of issuance. In addition, Borrowers shall pay to and/or reimburse Lender for any costs, fees and expenses incurred by Lender in connection with the application for, issuance of or amendment to any Letter of Credit upon Lender’s demand therefor and any amounts not so paid shall bear interest at the Default Rate until paid.
     (D) Unused Commitment Fee. From and after the date hereof, Borrower shall pay to Lender, monthly in arrears on the first Business Day of each calendar month for the immediately preceding month, an unused commitment fee at the rate of one-half of one percent (1/2%) per annum of the difference between (1) the Maximum Revolving Loan for the immediately preceding month, and (2) the average daily outstanding balance of the Revolving Loan and the Letter of Credit Obligations during the immediately preceding month. Such fee shall be computed on the basis of a 360 day year.
     2.4 LIBOR Loans.
     (A) With respect to the Revolving Loan, each LIBOR Contract Loan shall be in the minimum amount of One Hundred Thousand and no/100 Dollars ($100,000.00), with increments of One Hundred Thousand and no/100 Dollars ($100,000.00) thereafter. Not more than five (5) nor less than two (2) Business Days prior to the requested date of any borrowing at or conversion to a LIBOR Loan, Borrower shall deliver to Lender an irrevocable written or telephonic notice setting forth (1) the requested date and amount of such LIBOR Loan, (2) the Interest Period applicable thereto, and (3) with respect to the Revolving Loan, whether the LIBOR Loan is a Daily Rate LIBOR Loan or a LIBOR Contract Loan. Unless Borrower notifies Lender to the contrary, upon the expiration of any applicable Interest Period for a LIBOR Contract Loan, such LIBOR Loan shall automatically convert to an Index Rate Loan, with respect to the Revolving Loan, or a new LIBOR Contract Loan with a 30 day Interest Period, with respect to Term Loan A. Each Daily LIBOR Rate Loan shall continue until such time as Borrower elects to convert such Daily LIBOR Rate Loan into an Index Rate Loan or a LIBOR Contract

Loan in accordance with the terms hereof. Borrower shall not (x) request a LIBOR Contract Loan for an Interest Period that expires on any date after the repayment date of all or any portion of such LIBOR Contract Loan, (y) request, nor permit to be in effect, more than five (5) LIBOR Loans at any time, nor (z) prepay any LIBOR Contract Loan unless Borrower pays to Lender all breakage costs incurred by Lender as a result of such prepayment. If Borrower pays any LIBOR Contract Loan on any day other than the last day of the Interest Period, then Borrower shall pay to Lender all of Lender’s costs, fees and expenses incurred in connection therewith, including, without limitation, charges or costs associated with changing LIBOR Rates prior to the expiration of their scheduled Interest Period. Lender’s determination of such breakage costs shall be conclusive absent manifest error.
     (B) If Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (1) U.S. Dollar deposits of sufficient amount and maturity for funding the LIBOR Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (2) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Loans or the LIBOR Loans shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as, for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrower and all existing LIBOR Loans shall convert to Index Rate Loans upon the end of the applicable Interest Period. Thereafter, no additional LIBOR Loans shall be made until such circumstances are cured.
     (C) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Loans, then Lender shall promptly notify Borrower thereof, and the LIBOR Loans shall convert to Index Rate Loans upon the end of the applicable Interest Period or on such earlier date as required by law. Thereafter, no additional LIBOR Loans shall be made until such circumstance is cured.
     (D) If any Regulatory Change (whether or not having the force of law) shall (1) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (2) subject Lender or the LIBOR Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (3) impose on Lender any other condition regarding the LIBOR Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Loans or to reduce the amount of principal or interest received by Lender hereunder, then

Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.
     (E) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Loans free and clear of, and without deduction for, any Taxes. If (1) Lender shall be subject to any Tax in respect of any LIBOR Loans or any part thereof or, (2) Borrower shall be required to withhold or deduct any Tax from any such amount, the Adjusted LIBOR Rate applicable to such LIBOR Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.
     2.5 Computation of Interest. Interest on the Loans shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.
3. Loans: General Terms
     3.1 Payments.
     (A) Scheduled Payments. Except as otherwise provided in this Loan Agreement or the Other Agreements, that portion of the Liabilities consisting of: (1) the principal portion of the Revolving Loan shall be payable in full by Borrower to Lender on or before the Revolving Loan Termination Date; (2) principal under Term Loan A shall be paid as set forth in Term Note A; (3) interest on the Loans, other than that portion of the Loans constituting LIBOR Contract Loans, shall be payable by Borrower to Lender in arrears on the first Business Day of each month, as debited by Lender; (4) interest on each LIBOR Contract Loan shall be payable by Borrower to Lender on the last day of the applicable Interest Period with respect to such LIBOR Contract Loan, as debited by Lender; (5) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Borrower to Lender, or to such other Persons designated by Lender, on demand; and (6) the balance of the Liabilities, if any, shall be payable by Borrower to Lender on demand. All such payments to Lender shall be payable at Lender’s principal office in Chicago, Illinois, or at such other place or places as Lender may designate in writing to Borrower. All such payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower, and paid by Borrower without offset or other reduction.
     (B) Revolving Loan Mandatory Prepayments. Borrower agrees that if at any time an Out-of-Formula Event occurs, then (1) such occurrence shall constitute an immediate Event of Default hereunder, and (2) it will forthwith make a mandatory payment of principal in an amount equal to such excess within five (5) days after the occurrence thereof.
     (C) Excess Cash Flow. In addition to the scheduled payments of principal required pursuant to Term Note A, within 7 days after the delivery by Borrower to Lender of audited Fiscal Year-end financial statements for each Fiscal Year of Borrower ending from and after December 31, 2009, Borrower shall make a prepayment of Term Loan A until Term Loan A is paid in full, in an amount equal to 75% of Borrower’s Excess Cash Flow for such Fiscal Year. Each such mandatory prepayment shall be without premium or penalty and shall be applied by Lender to the outstanding principal balance of Term Loan A in the inverse order of maturity.
     (D) Prepayment Premium. Except as otherwise provided under any Rate Management Agreement, Borrower may from time to time prepay the Liabilities at any time, in whole or in part, without premium or penalty. All prepayments shall be applied to installments of principal in their inverse order of maturity, and no prepayments shall reduce the dollar amount of fixed principal installments required to be paid, until the Liabilities are paid in full.
     (E) Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a lien or mortgage in favor of Lender, or if any of the Equipment or real property subject to such lien or mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof, including insurance proceeds, shall be paid by Borrower to Lender as a mandatory prepayment of the Terms Loans, as selected by Lender, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until the Term Loans are repaid in full, and then against the other Liabilities, as determined by Lender, in its sole discretion; provided, however, if the proceeds of any sale or series of related sales is less than $25,000, and no Unmatured Event of Default or Event of Default then exists, then Borrower shall not be required to prepay the Liabilities with such sale proceeds.
     3.2 Late Payment Provision. If any payment required under this Loan Agreement is ten (10) days or more late, Borrower will be charged five percent (5.0%) of the regularly scheduled payment or Twenty-Five and no/100 Dollars ($25.00), whichever is greater.
     3.3 Notes. Loans made by Lender to Borrower pursuant to this Loan Agreement may or may not, at Lender’s discretion, be evidenced by notes or other instruments issued or executed and delivered by Borrower to Lender, including, but not limited to, the Notes. Where such Loans are not so evidenced, such Loans shall be evidenced by entries upon the ledgers, books, records or computer records of Lender maintained for that purpose. Lender’s failure to record any portion of the Liabilities on such books and records shall not limit or otherwise affect the obligations and liabilities of Borrower to repay the Liabilities due and owing to Lender pursuant to this Loan Agreement and the Other Agreements.
     3.4 One Loan. All of the Liabilities shall constitute one loan secured by Lender’s security interest and lien in the Collateral and by all other security interests, liens, mortgages,

claims and encumbrances heretofore, now or from time to time hereafter granted by Borrower to Lender.
     3.5 Use of Loan Proceeds. Borrower represents, warrants and covenants unto Lender that Borrower shall use the proceeds of all Loans made by Lender to Borrower pursuant to this Loan Agreement and the Other Agreements as follows: (A) the initial draw on the Revolving Loan, together with the proceeds of Term Loan A, shall be used to repay in full all loans owed by Borrower to its existing senior and mezzanine lenders (including, without limitation, Merrill Weber), (B) from time to time hereafter, the Revolving Loan shall be used to meet Borrower’s general operating capital needs to the extent consistent with this Loan Agreement, and (C) proceeds of all Loans shall be used solely for proper business purposes and consistent with all applicable laws and statutes, including, but not limited to, Illinois Compiled Statutes, Chapter 815, Act 205, Section 4 (815 ILCS 205/4). Borrower further represents and warrants to Lender that Borrower does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the Loans shall be used for the purpose of (1) purchasing or carrying any margin securities, (2) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities, or (3) any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     3.6 Representation and Warranty. Each request for a Loan advance made by Borrower to Lender pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Borrower to Lender that there does not then exist an Unmatured Event of Default or Event of Default.
     3.7 Authorization to Disburse. Borrower hereby authorizes and directs Lender to disburse for and on behalf of Borrower, and for the Borrower’s account, the proceeds of Loans made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as Borrower or any Person specified in Paragraph 12.11 of this Loan Agreement shall direct, whether in writing or orally, except that after the initial disbursement hereunder by Lender, any borrowing of $50,000 or more shall require the written approval of John Fife or such other Person as he may designate in writing to Lender.
     3.8 Payment of Costs, Fees and Expenses. Lender, in its reasonable discretion, may disburse any or all proceeds of Loans made to Borrower pursuant to this Loan Agreement or the Other Agreements to pay any costs, fees, expenses or other amounts required to be paid by Borrower hereunder and not timely paid, or to pay any Person as Lender reasonably deems necessary to insure that the security interest and lien granted to Lender in the Collateral shall at all times be a first priority, perfected security interest and lien, subject to any Permitted Liens. All monies so disbursed by Lender shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
     3.9 Debit of Accounts. Borrower hereby authorizes Lender to debit Borrower’s accounts with Lender for (A) the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement and the Other Agreements, and (B) all amounts due Lender, and any principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement, the Other Agreements or otherwise.

     3.10 Application of Payments. Any check, draft, wire transfer or similar item of payment by or for the account of Borrower delivered to Lender on account of the Liabilities shall be applied by Lender to the Liabilities as follows: (A) wire transfers of immediately available funds and other cash deposits will be credited on the day of receipt by Lender, (B) ACH transfers will be credited on the first Business Day after receipt by Lender, and (C) checks and other instruments will be credited by Lender, provided the same is honored by Lender and final settlement thereof is reflected by irrevocable credit to Lender, on account of the Liabilities two (2) Business Days after such check or other instrument is actually received by Lender.
4. Collateral: General Terms
     4.1 Grant of Security Interest. To secure the full and timely payment and performance by Borrower to Lender of the Liabilities and the Covenants, Borrower hereby grants to Lender a first position priority security interest and lien in all of Borrower’s now existing or owned and hereafter arising or acquired: (1) Accounts; (2) Goods for sale, lease or other disposition by Borrower which have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (3) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights; (4) Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents of Title, Instruments, Documents, General Intangibles, Payment Intangibles, Letter of Credit Rights, letters of credit and Supporting Obligations; (5) patents, trademarks, trade names, trademark registrations and copyrights, all applications therefor, service marks, trade secrets, goodwill, inventions, processes, designs, formulas, and other intellectual or proprietary rights or interests, of any kind, nature or description whatsoever, and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, choses in action, security interests, security deposits and rights to indemnification; (6) Goods, including, without limitation, Inventory, Equipment, Fixtures, trade fixtures and vehicles; (7) Investment Property; (8) deposits, cash and cash equivalents and any other property of Borrower now or hereafter in the possession, custody or control of Lender, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (9) Commercial Tort Claims listed on Schedule 4.1 hereto, as amended from time to time; (10) deposit accounts held with Lender or any other depository institution; (11) all other personal property of Borrower of any kind or nature; and (12) additions and accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of all of the foregoing property, including, but not limited to, Proceeds of all insurance policies insuring the foregoing and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business (all of the foregoing property, together with all other real or personal property of any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, is collectively referred to as the “Collateral”). Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender’s first position priority security interest and lien in the Collateral.
     4.2 Supplemental Documentation . Borrower shall execute and deliver to Lender, at any time and from time to time, all agreements, instruments, documents and other written matter (the “Supplemental Documentation”) that Lender may request, in form and substance acceptable to Lender, to perfect and maintain perfected Lender’s first position priority security interest and lien in the Collateral (subject to any Permitted Liens) and to consummate the transactions contemplated by this Loan Agreement and the Other Agreements. Borrower, irrevocably, hereby makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, as Borrower’s true and lawful attorney and agent-in-fact, to sign the name of Borrower on the Supplemental Documentation and to deliver such Supplemental Documentation to such Persons as Lender may reasonably elect. Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of Borrower that (a) indicate the Collateral (1) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (2) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and/or filed by Lender in any jurisdiction prior to the date of this Loan Agreement. Schedule 4.2 attached hereto sets forth Borrower’s exact legal name, state of organization and organizational identification number.
     4.3 Inspections and Verifications. Borrower shall permit Lender, or any Persons designated by Lender, to call at Borrower’s places of business at any reasonable times and upon reasonable advance written notice to Borrower, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may reasonably consider necessary or advisable under the circumstances. Lender, at its discretion, may perform field audits from time to time and Borrower shall fully cooperate and assist Lender in the performance of all such field audits. Borrower shall furnish to Lender such information relevant to Lender’s rights under this Loan Agreement as Lender shall at any time and from time to time reasonably request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telegraph or otherwise. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants. Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants. Borrower shall pay to Lender all fees and all costs and out-of-pocket expenses reasonably incurred by Lender in the exercise of its rights hereunder. All such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the Default Rate; provided, however, if no Event of Default exists, Borrower shall not be required to pay for more than two (2) field audits each Fiscal Year.

     4.4 Liens/Collateral Locations. Borrower represents, warrants and covenants unto Lender that: (A) Lender’s security interest and lien in the Collateral is now and at all times hereafter shall be perfected and have a first priority, subject to any Permitted Liens; (B) except for the Permitted Liens, the Collateral is and shall remain free and clear of all security interests, liens and other encumbrances; (C) Borrower’s chief executive office, all other offices and places of business and the offices and locations where Borrower keeps the Collateral are at the locations specified on Schedule 4.4; (D) other than the sale of Inventory in the ordinary course of Borrower’s business, Borrower shall not remove the Collateral from the locations specified on Schedule 4.4 and shall not keep any of the Collateral at any other office or location unless Borrower give Lender thirty (30) days prior written notice; and (E) the Collateral is and shall remain within the continental United States of America. Borrower shall provide Lender with thirty (30) days prior written notice of the opening of any new office or place of business, the closing of any existing office or place of business or delivering any Collateral to a warehouse or other storage facility not listed on Schedule 4.4. Borrower covenants unto and agrees with Lender that any new office or place of business shall be within the continental United States of America.
     4.5 Lockbox
     (A) Upon request of Lender, Borrower shall direct all Account Debtors to make payments on Accounts directly into a lockbox established by Borrower over which Lender shall have sole control and authority pursuant to a Lockbox Agreement between Borrower and Lender (the “Lockbox”). If any monies, checks, notes, drafts or other payment for or proceeds of the Collateral shall come into the possession or under the control of Borrower, or any of its shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower, Borrower shall receive same as the sole and exclusive property of Lender and as trustee for Lender, and Borrower shall remit or cause the same to be remitted, in kind, to Lender or to any agent or agents appointed by Lender for that purpose, and such monies, checks, notes, drafts or other payment for or proceeds of the Collateral shall be credited to the “Cash Collateral Account” (hereinafter defined), unless Lender shall otherwise elect. Lender, now or at any time or times hereafter, in its sole discretion, may take control of and endorse Borrower’s name to any of the items of payment or proceeds described in this Section 4.5. For the purposes of this Section, Borrower irrevocably, hereby makes, constitutes and appoints Lender, and all persons designated by Lender for that purpose, as Borrower’s true and lawful attorney and agent-in-fact to take any such actions. All such items of payment or proceeds received through the Lockbox or directly from Borrower shall, unless Lender shall otherwise elect, be deposited into a cash collateral account maintained with Lender (the “Cash Collateral Account”) over which Lender has sole authority and shall be applied by Lender to the Liabilities.
     (B) Borrower shall execute all documents requested by Lender with respect to the Cash Collateral Account and the Lockbox and agrees to pay to Lender promptly upon demand for any and all fees, costs and expenses which Lender reasonably incurs or customarily charges in connection with the opening and maintaining of the Cash Collateral Account and the Lockbox and depositing for collection by Lender any monies, checks, notes, drafts or other items of payment received and/or delivered on account of the Liabilities.
     4.6 Account Earnings Credit. Should Lender’s operating costs relating to Borrower’s operating accounts and any lockbox exceed the earnings credit rate associated with the account balances in any one month, such deficiency shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
     4.7 Assignment of Competing Security Interest. Lender, in its reasonable discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement and the Other Agreements or any Unmatured Event of Default or Event of Default, may at any time or times hereafter, but shall not be obligated to do so, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral. All sums paid by Lender in connection therewith and all costs, fees and expenses, including, but not limited to, reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
     4.8 Special Collateral. Immediately upon Borrower’s receipt of any Special Collateral, Borrower shall mark the same to show that such Special Collateral is subject to a first position security interest and lien in favor of Lender and shall deliver the original thereof to Lender, together with an appropriate endorsement or other specific evidence of assignment in form and substance acceptable to Lender.
     4.9 Additional Collateral.
Upon the occurrence of an Unmatured Event of Default or Event of Default, Lender may, in its discretion, retain as additional Collateral, such portion of the monies, reserves and proceeds received by Lender with respect to the Collateral as Lender may determine. Borrower hereby grants to Lender a first position priority security interest and lien in all such monies, reserves and proceeds and other property of Borrower in the possession of Lender at any time or times hereafter as additional Collateral hereunder, and, in Lender’s discretion, may be held by Lender until the Liabilities are indefeasibly paid in full or be applied by Lender on account of the Liabilities.
     4.10 No Custom or Waiver.
     No authorization given by Lender pursuant to this Loan Agreement or the Other Agreements to sell any specified portion of the Collateral or any items thereof, and no waiver by Lender in connection therewith, shall establish a custom or constitute a waiver of the prohibition contained in this Loan Agreement or the Other Agreements against such sales, with respect to any portion of the Collateral or any item thereof not covered by said authorization.
     4.11 Lien on Realty.
     Borrower represents and warrants to Lender that Borrower is not the direct or indirect legal or beneficial owner of any real property, except the real property set forth on Schedule 4.11 hereto. If Borrower shall acquire at any time or times hereafter an interest in any real property other than as set forth on Schedule 4.11 hereto, Borrower agrees promptly to execute and deliver to Lender as additional security and Collateral for the Liabilities, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Lender, and its counsel (herein collectively referred to as “New Mortgages” ) covering such real property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid lien on the real property covered thereby. Borrower shall deliver to Lender at Borrower’s expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Lender insuring Lender as mortgagee; such policies shall be in form and substance satisfactory to Lender and shall insure a valid lien in favor of Lender and the property covered thereby, subject only to those exceptions reasonably acceptable to Lender and its counsel. Borrower shall deliver to Lender such other documents as Lender and its counsel may reasonably request relating to any such New Mortgages.
     4.12 Releases.
     (A) At such time as the Liabilities have been paid in full and all Loan and other credit commitments from Lender to Borrower have been terminated, Lender shall execute and deliver the appropriate authorizations to terminate financing statements and such other releases and terminations necessary to release the Collateral as Obligors may reasonably request, in each case at Borrower’s sole cost and expense.
     (B) If any of the Collateral is sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by this Agreement, then Lender, at the request of such Obligor, shall promptly execute and deliver to such Obligor all releases or other documents reasonably necessary or desirable for the release of the liens on such Collateral created by this Agreement.
5. Collateral: Accounts
     5.1 Eligible Accounts. An “Eligible Account” is an Account that, when scheduled to Lender and at all times thereafter, does not violate the negative covenants and other provisions of this Section 5 and does satisfy the positive covenants and other provisions of this Section 5. The following Accounts are not and shall not be considered Eligible Accounts:
     (A) (i) With respect to Accounts invoiced upon terms of thirty (30) days or less, all such Accounts which remain unpaid for more than ninety (90) days after their invoice date, (ii) with respect to Accounts which are invoiced upon terms greater than thirty (30) days, but less than or equal to sixty (60) days, all such Accounts which remain unpaid more than thirty (30) days after their due date, and (iii) all Accounts which are not due and payable within at least sixty (60) days after their invoice dates;
     (B) Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) of the balance owing by said Account Debtor is ineligible as a result of Section 5.1(A) above;
     (C) Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or insolvency proceeding, whether voluntary or involuntary;

     (D) Accounts with respect to which the Account Debtor is a director, officer, employee or agent of Borrower or is a Parent, a Subsidiary or an Affiliate of Borrower;
     (E) Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor’s approval of the Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;
     (F) Accounts with respect to which the Account Debtor (1) is not a resident, a citizen of or otherwise located in the United States of America or Canada; or (2) is not subject to service of process in the United States of America or Canada, unless, in either case, such Account is either backed by a letter of credit acceptable to Lender in its sole discretion which is in the possession of, has been assigned to and is directly drawable by Lender, or is insured by credit insurance which has been assigned to Lender and is acceptable to Lender in its sole discretion;
     (G) Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to Lender in accordance with the Assignment of Claims Act of 1940, as amended, or (2) any country other than the United States of America or any department, agency or instrumentality thereof;
     (H) The face amount of any Accounts with respect to which Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to Borrower, but only to the extent of the maximum aggregate amount of Borrower’s liability to such Account Debtor;
     (I) Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;
     (J) Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;
     (K) Accounts with respect to which possession or control of the goods sold is held, maintained or retained by Borrower, or by any agent or custodian of Borrower, for the account of or subject to further or future direction from the Account Debtor;
     (L) Accounts with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (1) receive a certificate of authority to do business and be in good standing in such state, or (2) file a notice of business activities report or similar report with such state’ s taxing authority, unless (a) Borrower has taken one of the actions described in clauses (1) or (2), (b) the failure to take one of the actions described in either clause (1) or (2) may be cured retroactively by Borrower at its election, or (c) Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;
     (M) All or any portion of an Account to the extent there exists or the Account Debtor has asserted a counterclaim or dispute; provided, however, if the amount of such counterclaim or dispute is equal to or greater than ten percent (10%) of the total Account owing from such Account Debtor to the applicable Borrower, then the full amount of such Account shall be deemed an ineligible Account;
     (N) Accounts for any Account Debtor which exceed a credit limit established by Lender for such Account Debtor;
     (O) Accounts as to which any covenant, representation or warranty with respect to such Account has been breached;
     (P) Accounts which arise in any manner other than (1) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (2) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not returned or offered to return, or refused to accept, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;
     (Q) Accounts due from any single Account Debtor, other than the Abbott Laboratories International Co., to the extent the aggregate amount of such Accounts exceed 20% of the total Eligible Accounts, or Accounts due from Abbott Laboratories International Co. to the extent the aggregate amount of such Accounts exceed 60% of the total Eligible Accounts;
     (R) Accounts arising from the delivery of consigned Inventory;
     (S) Accounts which constitute progress billings; and
     (T) Accounts as to which Lender, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the Account Debtor is or will be impaired.
     5.2 Notice of Ineligible Accounts. Immediately upon learning thereof, Borrower shall notify Lender that an Account is no longer an Eligible Account if the effect thereof is to require Borrower to make a mandatory prepayment in accordance with Section 3.1(B). Borrower shall immediately pay to Lender an amount of money equal to the monies theretofore advanced by Lender to Borrower upon an Account that is no longer an Eligible Account, if any, and Lender shall apply such payment to and on account of the Liabilities, or Lender, in its discretion, may pay to itself, for the account of Borrower, from (A) future loans or advances to be made by Lender to Borrower pursuant to this Loan Agreement and the Other Agreements, and

(B) monies, reserves and proceeds received or collected by Lender pursuant to Section 4.9 above, in an amount necessary to satisfy in whole or in part the foregoing requirement. If Borrower does not fully and timely make such payment or if the funds referred to in clauses (A) and (B) above are not sufficient therefor, the same shall be deemed an immediate Event of Default by Borrower under this Loan Agreement.
     5.3 Additional Representations, Warranties and Covenants. With respect to each of the Eligible Accounts, Borrower represents, warrants and covenants unto Lender that: (A) they are and shall be genuine, in all respects what they purport to be and are not evidenced by a judgment; (B) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to Lender with respect thereto; (C) the amounts thereof, which may be shown on any Borrowing Base Certificate or invoices and statements delivered to Lender with respect thereto, are and shall be actually and absolutely owing to Borrower and are not contingent for any reason; (D) no payments have been or shall be made thereon except payments immediately delivered to Lender pursuant to this Loan Agreement and the Other Agreements; (E) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made and will not make any agreement with any Account Debtor for any deduction therefrom, except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment; (F) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (G) all Account Debtors have the capacity to contract and are solvent; (H) the services furnished or Goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest, except the first position priority security interest and lien of Lender; (I) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (J) there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial condition.
     5.4 Revolving Loans. Borrower shall not request nor permit Lender to make any Revolving Loans with respect to any Account contained on any Borrowing Base Certificate, except and only so long as such Account is an Eligible Account.
     5.5 Verification of Accounts. Any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission, telegraph or otherwise. All costs, fees and expenses relating thereto incurred by Lender, or for which Lender becomes obligated, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
     5.6 Notices Regarding Account Debtors. Borrower shall: (A) promptly upon Borrower learning thereof, inform Lender, in writing, of any material delay in Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any allowances, credits or other monies granted by Borrower to any Account Debtor; (B) not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including, but not limited to, any of the terms relating thereto, other than in the ordinary course of business as presently conducted; and (C) promptly upon Borrower’s receipt or learning thereof, furnish to and inform Lender of all material adverse information relating to the financial condition of any Account Debtor.
     5.7 Notice Regarding Disputed Accounts. In the event any amount due and owing in excess of Ten Thousand and no/100 Dollars ($10,000.00) is in dispute for a period of thirty (30) days or more after Borrower receives notice or obtains knowledge thereof between Borrower and an Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Borrowing Base Certificate explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy; provided, however, in the event the aggregate total of such amounts in dispute exceeds Fifty Thousand and no/100 Dollars ($50,000.00), such written notice must be provided to Lender immediately upon Borrower having knowledge of such disputes.
     5.8 Attorney and Agent-In-Fact. Borrower irrevocably hereby designates, makes, constitutes and appoints Lender, and all Persons designated by Lender, as Borrower’s true and lawful attorney and agent-in fact, in Borrower’s or Lender’s name, to at any time: (A) demand payment of the Accounts and Special Collateral; (B) enforce payment of the Accounts and Special Collateral by legal proceedings or otherwise; (C) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts and Special Collateral; (D) settle, adjust, compromise, extend or renew the Accounts and Special Collateral; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Special Collateral; (F) sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (G) discharge and release the Accounts and Special Collateral; (H) take control, in any manner, of any item of payment or proceeds referred to in Section 4.5 above; (I) prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (J) prepare, file and sign Borrower’s name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (K) do all acts and things necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Loan Agreement; (L) endorse the name of Borrower upon any of the items of payment or proceeds referred to in Section 4.5 above and to deposit the same on account of the Liabilities; (M) endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts and Special Collateral; and (N) sign the name of Borrower to verifications of the Accounts and Special Collateral and notices thereof to Account Debtors. Notwithstanding the foregoing, the remedies set forth in clauses (A) through (K) of this Section 5.8 will not be exercised by Lender until after the occurrence and during the continuance of an Event of Default.
6 . Collateral: Inventory
     6.1 Inventory Representations, Warranties and Covenants. Borrower represents and warrants to and covenants with Lender that: (A) the Inventory shall be kept only at the locations specified on Schedule 4.4; (B) Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of Inventory and Borrower’s stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’s officers, employees or agents for inspection and copying thereof; (C) all Inventory is now and hereafter at all times shall be of good and merchantable quality, free from defects; and (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition, subject to Section 4.3 above. All costs, fees and expenses incurred by Lender in connection with this Section 6, or which Lender becomes obligated to pay, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
     6.2 Sale of Inventory.
     Until an Unmatured Event of Default or Event of Default has occurred, Borrower may sell Inventory in the ordinary course of business, but may not transfer any Inventory in partial or total satisfaction of any of the Indebtedness. In no event shall Borrower make any sale of Inventory which would violate the terms and provisions of the Loan Agreement and the Other Agreements.
     6.3 Responsibility for Inventory. Borrower shall be liable or responsible for: (A) the safekeeping of Inventory; (B) any loss, damage or destruction to the Inventory occurring or arising in any manner or fashion; (C) any diminution in the value thereof; or (D) any act or event of default of any carrier, warehouseman, bailee or forwarding agency thereof or any other Person.
7. Equipment
     7.1 Representations, Warranties and Covenants. Borrower represents and warrants to and covenants with Lender that (A) Borrower has and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Equipment, except for the Permitted Liens; and (B) the Equipment shall be kept and maintained solely at Borrower’s places of business specified on Schedule 4.4.
     7.2 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency of the Equipment shall at all times be maintained and preserved. Borrower shall not permit any of the Equipment to become a Fixture to real estate or accession to other personal property.
     7.3 Evidence of Ownership. Upon Lender’s request, Borrower shall deliver to Lender any and all evidence of ownership to, including, without limitation, certificates of title to and applications for title to, any of the Equipment.
     7.4 Records and Schedules of Equipment. Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof, and shall furnish Lender with a current schedule containing the foregoing information upon request by Lender.

8. Insurance and Taxes
     8.1 Insurance. Borrower, at its sole cost and expense, shall keep and maintain: (1) the Collateral insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; (2) business interruption insurance, workmen’s compensation insurance, public liability insurance and property damage insurance relating to Borrower’s business and ownership and use of its assets, and (3) within thirty (30) days after the date hereof, product liability insurance.
     (B) All such policies of insurance shall be in form and substance, in such amounts and with insurers recognized as adequate by prudent business persons, as may be reasonably satisfactory to Lender. Borrower shall deliver to Lender the original, or certified copy, of each policy of insurance or a certificate of insurance, and evidence of payment of all premiums for each such policy. All property insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as lender’s loss payee and all liability insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as additional insured. Such endorsement or independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. With the exception of the policies to be delivered within thirty (30) days after the date hereof pursuant to Section 8.1(A), Lender acknowledges and agrees that the policies of insurance maintained by Borrower as of the date of this Agreement are satisfactory to Lender.
     (C) Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably, makes, constitutes and appoints Lender, and all officers, employees or agents designated by Lender, as Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims in excess of $100,000 under such policies of insurance with respect to the Collateral, endorsing the name of Borrower on any check, draft, instrument or other item of payment constituting the proceeds of such policies of insurance with respect to the Collateral at any time or times hereafter, and for making all determinations and decisions with respect to such policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation, Unmatured Event of Default or Event of Default by Borrower hereunder, may at any time or times thereafter, but shall not be obligated to do so, obtain and maintain such policies of insurance, pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including, but not limited to, reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

     (D) Borrower hereby acknowledges that the following notice by Lender is required by and given in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15:
Unless Borrower provides Lender with evidence of the insurance coverage required by this Loan Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Loan Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for the cost of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to Borrower’s total outstanding balance or obligation. The cost of insurance may be more than the cost of insurance Borrower may be able to obtain on its own.
     8.2 Taxes. Borrower represents, warrants and covenants unto Lender that it shall fully and timely pay, when due, all of the Charges, and that it shall not permit the Charges to arise, or to remain, and will promptly discharge the same. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, at any time or times thereafter, make such payment, or any part thereof, obtain such discharge or take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including, but not limited to, reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
9. Representations, Warranties and Covenants: General
     9.1 Representations and Warranties. To induce Lender to enter into this Loan Agreement and to make Loans hereunder, Borrower represents and warrants to Lender that:
     (A) Organization and Qualification. Borrower is the type of legal entity set forth on Schedule 4.2 of this Loan Agreement for Borrower, duly organized and existing and in good standing under the laws of the State of its formation reflected on such Schedule, and qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed.
     (B) Power and Authority. Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements.

     (C) No Violation of Law. The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements do not and shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is a party or by which it is bound.
     (D) Title to Collateral. Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.
     (E) Solvency. Borrower (1) is solvent, (2) has adequate cash flow to pay its debts as they mature or otherwise become due, (3) has sufficient capital to conduct its business in the ordinary course, and (4) has property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.
     (F) Litigation. Except as disclosed on Schedule 9.1(F) attached hereto, there are no suits or proceedings pending, or to the knowledge of Borrower, threatened against or affecting any Borrower, and no proceedings before any governmental body are pending or, to the knowledge of Borrower, threatened against Borrower.
     (G) Indebtedness. Borrower has no Indebtedness, except Permitted Indebtedness.
     (H) Government Contracts. Borrower is not subject to the renegotiation of any material government contracts.
     (I) Adequate Assets/Trademarks/Copyrights/Patents. Borrower possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as previously conducted by it. Borrower does not own any patents, trademarks or copyrights, except as set forth in a separate collateral assignment of intellectual property executed contemporaneously herewith.
     (J) Good Standing. Borrower has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.
     (K) Burdensome Agreements. Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect.
     (L) Violation of Law. Borrower is not in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town,

municipality, county, or any other jurisdiction, or any agency thereof, which could reasonably be expected to have a Material Adverse Effect.
     (M) Breach of Other Loan Documents. Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.
     (N) Financial Information. The Financials delivered to Lender prior hereto or contemporaneously herewith fairly and accurately present the information set forth therein which may include, but is not limited to, the assets, liabilities, financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on such dates and have been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes.
     (O) Material Adverse Change. There has been no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the most recent Financials for the Borrower delivered to Lender.
     (P) Change of Name or Identity. Borrower has not within the previous five (5) years changed its name, state of formation, identity or chief executive office.
     (Q) Capital Structure. Schedule 9.1(Q) attached hereto and made a part hereof states (1) the correct name of each of the Subsidiaries of Borrower, and the jurisdiction of incorporation or formation and the percentage of voting Equity Interests owned by Borrower, (2) the name of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (3) the number, nature and holder of all outstanding Equity Interests of Borrower and each Subsidiary of Borrower, and (4) the number of authorized and issued Equity Interests of Borrower and each Subsidiary of Borrower. Borrower has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary, free and clear in each case of any lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Except as described on Schedule 9.1(Q), there are not outstanding any options to purchase, or any rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of Equity Interests of Borrower. Except as described on Schedule 9.1(Q), there are not outstanding any agreements or instruments binding upon any of Borrower’s shareholders or members relating to the ownership of its Equity Interests.
     (R) Pension Plans. Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Borrower has no withdrawal liability in connection with a Multiemployer Plan.

     (S) Labor Relations. Except as described on Schedule 9.1(S) attached hereto and made a part hereof, Borrower is not a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
     (T) Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Loan Agreement in substantially the same manner in which it has heretofore been conducted.
     (U) Environmental Matters. Borrower is in compliance in all material respects with all applicable Environmental Laws.
     (V) Encumbrances. There are no liens, claims or other encumbrances upon any of the Collateral, except for the Permitted Liens.
     (W) Levies and Attachments. There are no levies, attachments or restraints affecting any of Borrower’s assets or the Collateral.
     (X) Receiver, Trustee or Assignee. There is no receiver, trustee or assignee for the benefit of creditors currently appointed to take possession of all or any of Borrower’s assets or any of the Collateral.
     (Y) Surety. Except for guarantees in favor of Lender, Borrower is not liable, whether through the execution of a guaranty or otherwise, with respect to the obligations or liabilities of any other Person except by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities.
     (Z) Affiliate Transactions. Except for the Management Agreement, Borrower has not entered into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.
     (AA) Commercial Tort Claims. All Commercial Tort Claims in which Borrower is a claimant are set forth on Schedule 4.1 attached hereto.
     9.2 Covenants. Until the termination of this Loan Agreement and thereafter until all Liabilities are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing:

     (A) Organization and Qualification. Borrower at all times shall be the type of legal entity specified for Borrower on Schedule 4.2 of this Loan Agreement, duly organized and existing and in good standing under the laws of the State of its formation reflected on such Schedule, and shall be qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed.
     (B) No Violation of Law. The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements shall not hereafter, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound.
     (C) Title to Collateral. Borrower at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.
     (D) Solvency. Borrower shall at all times hereafter (1) remain solvent, (2) have adequate cash flow to pay its debts as they mature or otherwise become due, (3) have sufficient capital to conduct its business in the ordinary course, and (4) have property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.
     (E) Adequate Assets/Trademarks/Copyrights/Patents. Borrower shall continue to possess adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as previously conducted by it. Borrower shall notify Lender if Borrower acquires ownership of or a license or other interest in any patents, trademarks or copyrights and shall execute and deliver such documents to Lender as Lender shall request to assign to Lender as security Borrower’s interest in such patents, copyrights and trademarks.
     (F) Good Standing. Borrower shall remain in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as Borrower.
     (G) Violation of Law. Borrower shall not be in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, in any material respect affecting its business, property, assets, operations or condition, financial or otherwise.

     (H) Breach of Other Loan Documents. Borrower shall not be in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.
     (I) Financial Statements. Borrower shall, from time to time, provide Financials to Lender pursuant to Section 9.5 which fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on the dates described therein. Such Financials will be, unless otherwise indicated therein, prepared in accordance with GAAP and such principles will be applied on a basis consistently followed in all material respects throughout the periods involved, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes.
     (J) Material Adverse Change. There shall be no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the most recent Financials for the Borrower delivered to Lender.
     (K) Change of Name or Identity. Borrower shall not at any time hereafter, without Lender’s prior written consent, change its name, identity, ownership (except in connection with the contribution of additional equity capital by existing holders of Equity Interests or the issuance of Equity Interests to employees and consultants), chief executive office or state of formation.
     (L) Pension Plans. No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, shall exist in connection with any Plan. Borrower shall continue to have no withdrawal liability in connection with a Multiemployer Plan.
     (M) Notices to Lender. Borrower shall notify Lender in writing: (1) promptly after Borrower learns thereof, of the commencement of any litigation affecting Borrower or any of its real or personal property, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which may have a Material Adverse Effect; (2) at least thirty (30) days prior thereto, of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business; (3) promptly after Borrower learns thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (4) promptly after Borrower learns thereof, of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower exceeding Ten Thousand and no/100 Dollars ($10,000.00); (5) promptly after the occurrence thereof, of any Unmatured Event of Default or Event of Default; (6) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to Borrower; (7) promptly after the rendition thereof, of any judgment rendered against Borrower or any of its Subsidiaries; and

(8) promptly after Borrower learns thereof, of any material adverse finding of any state or federal government entity in connection with all or any part of the Collateral.
     (N) Landlord and Storage Agreements. Borrower shall provide Lender with copies of all agreements between Borrower and any landlord or warehouseman which owns any premises at which any Collateral may, from time to time, be located, and shall deliver to Lender an original executed landlord’s agreement or warehouse agreement, as the case may be, for each such location in form and substance satisfactory to Lender.
     (O) Subordinations. Borrower shall provide Lender with debt subordination agreements, in form and substance satisfactory to Lender, executed by Borrower and any Person who is an officer, director, member, manager or Affiliate of Borrower to whom Borrower is or hereafter becomes indebted for borrowed money.
     (P) Environmental Matters.
          (1) Borrower shall and shall cause each of its Subsidiaries to (a) comply strictly and in all respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any release of any Hazardous Substances reportable under 42 USC §9603, 42 USC §11044, 33 USC §1321(b)(5) or any counterpart or similar state or local requirements, (d) promptly forward to Lender, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect their premises.
          (2) Borrower shall provide Lender with such evidence, reports and/or other documentation as reasonably requested by Lender to insure that Borrower is in compliance with the terms of this Section 9.2(P).
     (Q) Commercial Tort Claims. Borrower will advise Lender of any new Commercial Tort Claim upon the filing of any such action. Borrower hereby authorizes Lender to amend Schedule 4.1 from time to time to reflect such new Commercial Tort Claims and to prepare and file any required Uniform Commercial Code financing statements or amendments and take any other actions necessary for Lender to perfect its security interest in such Commercial Tort Claims.
     (R) Rate Hedging. Within 30 days after the initial funding of the Loans hereunder, Borrower will obtain interest rate protection pursuant to a contract with Lender, in form and substance satisfactory to Lender, for a principal amount of not less $4,000,000 and for a period of not less than three (3) years.
     9.3 Negative Covenants. Borrower covenants unto Lender that Borrower shall not now or at any time hereafter, unless Borrower obtains the prior written consent of Lender:
     (A) Additional Encumbrances. Grant a security interest in, assign, sell or transfer any of the Collateral to any Person except as permitted herein or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral, except for the Permitted Liens.
     (B) Levies and Attachments. Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or the Collateral.
     (C) Receiver, Trustee or Assignee. Permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of all or any of Borrower’s assets or any of the Collateral.
     (D) Mergers and Acquisitions. Merge, consolidate with or acquire any Person.
     (E) Ordinary Course of Business. Enter into any transaction not in the ordinary course of its business as presently conducted.
     (F) Investments. Other than in the ordinary course of business, make any investment in the securities of any Person; provided, however, notwithstanding the foregoing, Borrower may make investments in certificates of deposit of Lender or any of its affiliates or such other banking institution having a net worth in excess of $100,000,000, or in securities of the United States of America or commercial paper with a P1 rating (all of the foregoing maturing within one year).
     (G) Surety. Except for guarantees in favor of Lender, guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities.
     (H) Capital Structure. Make any material change in Borrower’s capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities.
     (I) Encumbrance or Sale. Encumber, sell, pledge, mortgage, lease, or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of Borrower’s assets, except Permitted Liens and as otherwise expressly permitted herein.
     (J) Sale of Equity Interests. Sell or issue any Equity Interests of Borrower except in connection with the contribution of additional equity capital by existing holders of Equity Interests or the issuance of Equity Interests to employees or consultants.
     (K) Indebtedness. Incur Indebtedness, except Permitted Indebtedness.
     (L) Restricted Payments. Make any Restricted Payments, other than, provided an Unmatured Event of Default or Event of Default does not then exist or would not be created thereby, (a) if Borrower continues to be a pass-through entity for income tax purposes, dividend and distribution payments to Borrower’s Equity Interest holders in an aggregate amount not greater than the state and United States federal income tax liabilities in respect of the Consolidated Net Income earned by Borrower determined based upon the highest marginal state and United States federal income tax rates, and (b)

management fee payments in amounts not exceeding those permitted under the Management Agreement, provided such management fee payments do not exceed $150,000 in the aggregate for any fiscal year.
     (M) Constituent Documents/Fiscal Year End. Amend or restate Borrower’s Constituent Documents in a manner adverse to Lender or change Borrower’s fiscal year-end from December 31, provided however, if Borrower modifies the Constituent Documents in a manner that is not adverse to Lender, it shall provide notice to Lender of those changes.
     (N) Affiliate Transactions. Enter into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.
     (O) Subsidiaries. Form, acquire or otherwise maintain any Subsidiaries, unless such Subsidiary provides a guaranty to Lender of all of the Liabilities and grants to Lender a first position priority security interest in such Subsidiary’s assets as security for the Liabilities, in each case pursuant to documents satisfactory to Lender in its sole discretion.
     (P) Operating Leases. Except for operating leases in existence on the date of this Loan Agreement, make or become obligated to make operating lease payments in any Fiscal Year in an aggregate amount in excess of $100,000.00.
     9.4 Financial Covenants. During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrower covenants that:
     (A) Adjusted EBITDA. Borrower’s Adjusted EBITDA, calculated on a trailing twelve (12) month basis as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2009, shall not be less than $3,750,000.
     (B) Funded Debt to Adjusted EBITDA Ratio. Borrower shall not permit its Funded Debt to Adjusted EBITDA Ratio, tested as of the last day of each calendar quarter after the date of this Loan Agreement, to exceed (i) 2.25 to 1.0 as of March 31, 2009, or as of the last day of any calendar quarter thereafter through and including December 31, 2009, or (ii) 1.75 to 1.0 as of March 31, 2010, or as of the last day of any calendar quarter thereafter.
     (C) Fixed Charge Coverage Ratio. Borrower shall not permit its Fixed Charge Coverage Ratio, tested as of the last day of each calendar quarter after the date of this Loan Agreement, to be less than 1.25 to 1.0.
     (D) Capital Expenditures. Borrower’s total aggregate unfinanced Capital Expenditures in any calendar year shall not exceed $250,000.00.

     9.5 Financial Reporting. Borrower represents, warrants and covenants unto Lender that it will deliver to Lender the following financial information, all of which shall accurately reflect the financial condition of Borrower and the other parties set forth therein at and for the periods of time described therein and shall be prepared in accordance with GAAP:
     (A) As soon as available but in no event later than one hundred twenty (120) days after the close of each fiscal year of Borrower, the audited consolidated and consolidating financial statements of Borrower, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, together with an unqualified opinion of a firm of independent certified public accountants selected by Borrower and approved by Lender in writing in its reasonable discretion, including any management letters issued by such certified public accounting firm to Borrower.
     (B) Concurrently with the delivery of the financial statements described in Section 9.5(A) above, certificates of the chief financial officer or any other senior officer of Borrower in form and substance acceptable to Lender, certifying to Lender that, based upon such financial statements, (1) Borrower is in compliance with all financial covenants and ratios contained in this Loan Agreement, together with the calculations for the financial covenants and ratios described therein; and (2) the chief financial officer or such other senior officer, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default.
     (C) As soon as available but in no event later than twenty-eight (28) days after the end of each calendar month, Borrower’s internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows all for the previous calendar month, and the year-to-date statement for that portion of Borrower’s Fiscal Year then elapsed.
     (D) Concurrently with the delivery of Borrower’s internally prepared financial statements pursuant to Section 9.5(C) above, certificates of the chief financial officer or any other senior officer of Borrower, in form and substance acceptable to Lender, certifying to Lender that, based upon the internally prepared financial statements, (1) Borrower is in compliance with all financial covenants contained in this Loan Agreement, together with the calculations for the financial covenants and ratios described herein, and (2) the chief financial officer or any other senior officer of Borrower, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default. Each month, Borrower shall provide financial covenant calculations concurrently with the delivery of Borrower’s financial statements, notwithstanding that the financial covenants will only be tested quarterly or at year-end in accordance with Section 9.4 above.
     (E) As soon as available, but in no event later than twenty-eight (28) days after the end of each month, the following reports dated as of the last day of the immediately preceding month: (1) an accounts payable aging, and (2) a backlog report of all of Borrower’s jobs.

     (F) As soon as available, but in no event later than twenty-eight (28) days after the end of each calendar month, the following reports dated as of the last day of the immediately preceding month: (1) Accounts receivable aging, (2) Accounts receivable summary report (including a reconciliation of Borrower’s cash and Accounts to Borrower’s general ledger), and (3) a Borrowing Base Certificate.
     (G) As soon as available, but in no event later than twenty-eight (28) days after the end of each quarter, an Inventory Report dated as of the last day of the immediately preceding quarter.
     (H) As soon as available, but in no event later than the end of each Fiscal Year, Borrower’s internally prepared financial projections and business plans for the forthcoming year, including, without limitation, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, all for the forthcoming year prepared on a month by month and year-to-date basis.
     (I) Such other data and information, financial and otherwise as Lender, from time to time, may reasonably request, including, without limitation, more frequent financial reporting and reporting with respect to the Collateral.
10. Conditions Precedent
     10.1 Conditions to Initial Funding. Lender’s obligation to make the initial Loan pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial Loan.
     (A) Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:
     (1) A fully executed original of a Company General Certificate for Borrower.
     (2) A fully executed original of this Loan Agreement.
     (3) A fully executed original of the Revolving Note.
     (4) A fully executed original of Term Note A.
     (5) A favorable written opinion from Borrower’s counsel.
     (6) A fully executed subordination agreement from each subordinate lender as required pursuant to Section 9.2(0), if any.
     (7) Copies of the Uniform Commercial Code, tax lien and pending suit and judgment searches from such jurisdictions as Lender deems necessary with respect to the Obligors, which shall not have disclosed any prior lien or security interest in the Collateral, except for the Permitted Liens.

     (8) An initial Borrowing Base Certificate, Accounts receivable summary report and Inventory Report dated as of the date of this Loan Agreement.
     (9) Certificates of insurance with lender’s loss payable and additional insured clauses covering all collateral for the Liabilities and meeting the requirements of this Loan Agreement and the Other Agreements.
     (10) A fully executed original of a landlord’s agreement for each location leased by Borrower, if any.
     (11) A fully executed original of a warehouse agreement for all warehouses not owned by Borrower, if any, where the Collateral is located.
     (12) Such other documents, instruments or agreements as Lender may request.
     (B) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.
     (C) There shall have been no material adverse change in the business, financial condition or results of operations since the date of Borrower’s then most recently delivered Financials.
     (D) The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial Loan.
     (E) Lender shall have determined that immediately after giving effect to (i) the making of the initial Loans and any Letters of Credit requested to be made on the date of the initial funding hereunder, (ii) the payment of all fees due upon such date, (iii) all reserves under the Borrowing Base, and (iv) the payment or reimbursement by Borrower to Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, and assuming all of Borrower’s trade payables and outstanding debt which remain unpaid more than sixty (60) days after the due dates thereof on the date of determination, are paid by drawing additional Revolving Loans, on a pro forma basis, the availability of Borrower to borrow additional Revolving Loans shall be not less than Five Hundred Thousand and no/100 Dollars ($500,000.00).
     10.2 Conditions to Subsequent Fundings. Lender’s obligation to make any subsequent Loans pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of each of the following covenants either prior to or contemporaneously with the making of each subsequent Loan.
     (A) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.
     (B) No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of the last previous Loan shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially adversely affect the financial position or business of Borrower or capability of Borrower to pay the Liabilities.
     (C) There shall have been no material adverse change in the business, financial condition or results of operations since the date of Borrower’s then most recently delivered Financials or the previous Loan advance.
     (D) The representations and warranties of Borrower contained in this Loan Agreement shall be true and correct as of the making of any subsequent Loan, with the same effect as though made on such date of each subsequent Loan.
11. Event of Default; Remedies
     11.1 Events of Default. The occurrence of any one of the following events shall constitute a default (an “Event of Default”) by Borrower under this Loan Agreement:
     (A) Borrower fails to fully and timely pay the Liabilities, when due and payable or declared due and payable, or the occurrence of an Out-of-Formula Event;
     (B) Borrower fails or neglects to perform, keep or observe any of the Covenants; provided however, Borrower shall have a period of thirty (30) days after the occurrence thereof to cure any failure or neglect to perform, keep or observe any of the Covenants set forth in subsections 9.2(E), (F), (G), (H), (L), (N), (0), (P) and (Q) of this Loan Agreement;
     (C) any representation, warranty, statement, report or certificate made or delivered by any Obligor, or any of such Obligor’s officers, members, managers, employees, or agents, to Lender is not true and correct in all material respects, whether made in this Loan Agreement, the Other Agreements or otherwise;
     (D) any assets of an Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
     (E) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower;
     (F) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed against any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower, which petition is granted or is not dismissed or discharged within sixty (60) days after filing;

     (G) any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower shall make an assignment for the benefit of creditors, or an application is made by any Obligor for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets;
     (H) an application is made against any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets, which application is not dismissed, discharged or revoked within sixty (60) days after being made;
     (I) any Obligor is enjoined, restrained or in any way prevented by court order from conducting any part of its business affairs;
     (J) a lawsuit or other proceeding is filed against any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower claiming in the aggregate, more than Five Hundred Thousand and no/l00 Dollars ($500,000) in damages, which lawsuit or other proceeding is not dismissed or discharged within sixty (60) days after being filed;
     (K) a notice of a lien, levy or assessment is filed of record with respect to any of the assets of any Obligor which owns, directly or indirectly, in excess of one and one half percent (1.50%) of the Equity Interests of Borrower by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency, or instrumentality, including without limitation, the Pension Benefit Guaranty Corporation;
     (L) Borrower or CVP defaults in the payment of any of its other obligations or liabilities which are in excess of $25,000.00, and such default is not cured within the time, if any, specified therefor;
     (M) the occurrence of a breach, default or event of default under any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guarantied to Lender the payment of all or any portion of the Liabilities or provided collateral to secure all or any portion of the Liabilities, or such Person terminates or purports to terminate its guaranty of the Liabilities to Lender;
     (N) a breach, default or event of default occurs under any of the Other Agreements, after the expiration of applicable grace or cure periods;
     (O) there shall be entered against Borrower or CVP one or more judgments or decrees in excess of Twenty-Five Thousand and no/100 Dollars ($25,000.00) in the aggregate at any one time outstanding for Borrower or CVP, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or (iii) for and to the extent to which Borrower or CVP is insured and with respect to which the insurer specifically has assumed responsibility in writing;

     (P) The failure of CVP to own and have voting control of more than thirty-five percent (35%) of the outstanding Equity Interests of Borrower determined on a fully diluted basis;
     (Q) The failure of CVP to be actively and consistently involved in the management of Borrower; or
     (R) Lender, in good faith, believes its prospect of payment or performance of the Liabilities or the Covenants is impaired.
     11.2 Cumulative Remedies. All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.
     11.3 Discontinuing Advances. Upon the occurrence of an Unmatured Event of Default or Event of Default, without notice or demand by Lender to Borrower, Lender shall have no further obligation to and may immediately cease advancing monies or extending credit to or for the benefit of Borrower under this Loan Agreement and the Other Agreements. Upon the occurrence of an Event of Default under Sections 11.1(E) or 11.1(F) hereof, without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any Letters of Credit. Upon the occurrence of any Event of Default (other than an Event of Default under Sections 11.1(E) or 11.1(F)), at the election of Lender without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any Letters of Credit. ANY ADVANCES MADE BY LENDER TO BORROWER AFTER THE OCCURRENCE OF AN UNMATURED EVENT OF DEFAULT OR AN EVENT OF DEFAULT SHALL NOT ESTABLISH A CUSTOM OR COURSE OF DEALING AND LENDER SHALL BE ENTITLED TO CEASE MAKING ADVANCES AT ANY TIME THEREAFTER.
     11.4 Remedies. Upon the occurrence of an Event of Default, Lender, in its discretion, may: (A) exercise any one or more of the rights and remedies accruing to a “secured party” under the Uniform Commercial Code of Illinois and any other applicable law upon a default by a debtor; (B) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to Lender therefor, seize and remove the Collateral from said premises or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; (C) sell or otherwise dispose of the Collateral at public or private sale for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale only when such proceeds are actually received by Lender; (D) take control, in any manner, of any item of payment or proceeds of the Collateral and to direct all Account Debtors to make payments directly to Lender; (E) notify any or all Account Debtors that the Accounts and Special Collateral have been assigned to Lender and that Lender has a first position priority security interest and lien therein; (F) direct such Account Debtors to make all payments due from them to Borrower upon the Accounts and Special Collateral directly to Lender; and (G) enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Special Collateral in the name of Lender and Borrower.

     11.5 Assembling Collateral. Upon an Event of Default, Borrower, immediately upon demand by Lender, shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which are reasonably convenient to Lender and Borrower. Borrower recognizes that if it fails to perform, observe or discharge any of its obligations or liabilities under this Loan Agreement or the Other Agreements, no remedy of law will provide adequate relief to Lender, and Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     11.6 Notice of Sale.
       Any notice required to be given by Lender of a sale, lease or other disposition of the Collateral or any other intended action by Lender, if provided not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower thereof.
     11.7 Postponement of Sale. Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale, without being required to give a new notice of sale. Further, Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.
12. General
     12.1 Bank Accounts. Borrower shall keep and maintain all of its checking, depository and other bank accounts with Lender. Each statement of account by Lender delivered to Borrower relating to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Lender unless, within thirty (30) days after Borrower’s receipt of said statement, Borrower delivers to Lender notice specifying the error or errors, if any, contained in any such statement.
     12.2 Application of Payments. Except as otherwise provided in this Agreement, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of the Liabilities and Borrower agrees that Lender shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner and in such order as Lender may deem advisable, including, without limitation, to the payment of any costs, fees and expenses payable by Borrower under this Loan Agreement, notwithstanding any entry by Lender upon any of its books and records.
     12.3 Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants unto Lender that (A) all representations and warranties of Borrower contained in this Loan Agreement and the Other Agreements shall be true at the time of Borrower’s execution of this Loan Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein and shall be true as of the date of each borrowing under this Loan Agreement, and (B) Borrower shall fully and timely comply and maintain all covenants set forth in this Loan Agreement and the Other Agreements.

     12.4 Modification and Assignment of Loan Documents. This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Loan Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrower’s rights, titles, interests, remedies, powers or duties thereunder. Borrower hereby consents to Lender’s sale, assignment, grant of participations, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement and the Other Agreements or of any portion thereof, including, without limitation, Lender’s rights, titles, interests, remedies, powers or duties.
     12.5 Waiver of Defaults. Lender’s failure at any time or times hereafter to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. NONE OF THE UNDERTAKINGS, AGREEMENTS, WARRANTIES, COVENANTS AND REPRESENTATIONS OF BORROWER CONTAINED IN THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS AND NO EVENT OF DEFAULT BY BORROWER UNDER THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS SHALL BE DEEMED TO HAVE BEEN SUSPENDED OR WAIVED BY LENDER UNLESS SUCH SUSPENSION OR WAIVER IS IN WRITING SIGNED BY AN OFFICER OF LENDER AND DIRECTED TO BORROWER SPECIFYING SUCH SUSPENSION OR WAIVER.
     12.6 Severability. Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.
     12.7 Successors and Assigns. This Loan Agreement and the Other Agreements shall be binding on Borrower and upon the successors of Borrower, and shall inure to the benefit of Lender, its successors, assigns, affiliates, divisions and parents and may be assigned by Lender without notice to Borrower. This provision, however, shall not be deemed to modify Section 12.4 hereof.
     12.8 Incorporation of Other Agreements; Exhibits; and Schedules. The terms and provisions of the Other Agreements are incorporated herein by this reference thereto. The Exhibits and Schedules referred to herein are attached hereto, made a part hereof and incorporated herein by this reference thereto.

     12.9 Survival on Termination. Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender in any way or respect relating to (A) any transaction or event occurring prior to such termination or cancellation, (B) the Collateral, or (C) any of the undertakings, agreements, covenants, warranties and representations of Borrower contained in this Loan Agreement or the Other Agreements. All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.
     12.10 Waiver of Notices. Except as otherwise expressly provided herein, Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard.
     12.11 Authority to Execute and Borrow Until Lender is notified by Borrower to the contrary, the signature upon this Loan Agreement or upon any of the Other Agreements of any officer or any other Person duly authorized by the Managers of Borrower shall bind Borrower and be deemed to be the duly authorized act of Borrower. Each such Person shall have the authority to borrow funds on behalf of Borrower pursuant to the terms of this Loan Agreement, except that after the initial funding hereunder by Lender any borrowing of $50,000 or more shall require the written approval of John Fife or such other Person as he may designate in writing to Lender.
     12.12 Costs, Fees and Expenses. Borrower shall reimburse Lender for all costs, fees and expenses incurred by Lender, or for which Lender becomes obligated, whether before or after the occurrence of an Unmatured Event of Default or Event of Default, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, reasonable attorneys’ and paralegals’ fees, costs and expenses, other professional fees, search fees, costs and expenses, filing and recording fees, all taxes payable in connection with this Loan Agreement or the Other Agreements, and any costs and fees incurred in connection with any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral. Subject to Section 4.3 above, Borrower shall further reimburse Lender, upon demand, for the costs, fees and expenses incurred or charged by Lender, its agents or employees, with respect to audits (Lender’s current rate is $850 per man-day) or other business analysis performed in the administration of this Loan Agreement, plus all of the out-of-pocket costs or expenses incurred by Lender in the performance of such audit or analysis. All such costs, fees and expenses referenced in this Section shall be part of the Liabilities payable by Borrower to Lender upon demand with interest at the Default Rate until actually paid. Without limiting the generality of the foregoing, such costs and expenses shall include the fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, management consultants, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals. In the event of any assignment or participation of this Agreement that results in more than one Person holding rights of Lender, Borrower shall be obligated to pay costs, fees and expenses with respect to only Fifth Third Bank.
     12.13 Binding Agreement; Governing Law. This Loan Agreement and the Other Agreements are submitted by Borrower to Lender, for Lender’s acceptance or rejection thereof, at Lender’s office in Chicago, Illinois, as an offer by Borrower to borrow monies from Lender and shall not be binding upon Lender or become effective until and unless accepted by Lender, in writing, at said place of business. THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND UNDER THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING ILLINOIS’ CHOICE OF LAW PROVISIONS.
     12.14 Notices. Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrower or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof:

If to Borrower, then to:	If to Lender, then to:

Pulse Systems, LLC	Fifth Third Bank
4090 Nelson Avenue, Suite J	222 South Riverside Plaza, 30th Floor
Concord, California 94520	Chicago, Illinois 60606
Attention: Herbert J. Bellucci	Attention: Mr. Jeremy F. Stump
Facsimile No.: (925) 798-4848	Facsimile No.: (312) 704-4127

With a copy to:	With a copy to:

Wildman Harrold Allen & Dixon LLP	Thompson Coburn LLP
225 W. Wacker Drive, Suite 3000	55 East Monroe Street, 37 th Floor
Chicago, Illinois 60606	Chicago, Illinois 60603
Attention: Alan B. Roth, Esq.	Attention: Victor A. Des Laurier, Esq.
Facsimile No.: (312) 201-2555	Facsimile No.: (312) 782-1746
     12.15 Release of Claims. Excepting only causes of action or claims for Lender’s gross negligence or willful misconduct, Borrower hereby releases Lender from any and all causes of action or claims which Borrower may now or hereafter have for any asserted loss or damage to Borrower caused by or arising from: (A) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral; (B) Lender’s notification to any Account Debtor of

Lender’s security interest and lien in the Accounts and Special Collateral; (C) Lender directing any Account Debtor to pay any sums owing to Borrower directly to Lender; and (D) any other act or omission to act on the part of Lender, its officers, agents or employees.
     12.16 Capital Adequacy Charge. In the event that Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Lender with any directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority does or shall have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender, in its sole discretion, to be material, then from time to time, after submission by Lender to Borrower of a written demand therefor, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to Lender, and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method.
     12.17 Headings. The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.
     12.18 Maximum Interest It is the intent of Borrower and Lender that the rate of interest and the other charges of Borrower under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Borrower has paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Liabilities.
     12.19 Construction. Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed. Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his/her control from taking the act. Wherever the term “including” is used, the same shall be deemed to mean, “including, but not limited to”. “Any” shall be deemed to mean “any and all “ whenever applicable. The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa. “Copies” means photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied.
     12.20 Revival of Liabilities. To the extent that Lender receives any payment on account of the Liabilities, or any proceeds of the Collateral are applied on account of the

Liabilities, and any such payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender to Borrower, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment or proceeds received, the Liabilities shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender and applied on account of the Liabilities.
     12.21 General Indemnity. In addition to the payment of expenses pursuant to Section 12.12, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and its successors and assigns and the officers, directors, employees, agents, and affiliates of Lender and its successors and assigns (collectively the “Indemnitees”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of the Loan Documents or any other agreements executed and delivered by Borrower or any guarantor of the Liabilities in connection herewith, the statements contained in any commitment or proposal letter delivered by Lender, Lender’s agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (collectively the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement.
     12.22 Environmental and Safety and Health Indemnity. Borrower hereby agrees to indemnify Lender and agrees to hold Lender and its predecessors and successors in interest, and its affiliates, employees, agents, directors and officers harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs, consulting fees, costs of investigation and reasonable attorneys’ fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of (A) the violation or alleged violation by Borrower or any of its predecessors in interest of any Environmental Laws regarding past, present or future property or operations; (B) the presence on or under, or the release from, at or to, properties utilized by Borrower and/or any predecessor in interest of any Hazardous Substances; (C) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower or any predecessor in interest in the past, present or future; (D) transport, treatment, recycling, storage, disposal, or release or threatened release, or arrangement therefor, to, at or from any facility owned or operated by another Person, of any Hazardous Substances generated by Borrower or its predecessors in interest; (E) any remedial action or corrective action arising out of, related to, or in connection with any past, present or future property or operations of Borrower or any of its predecessors in interest; (F) asbestos-containing material, in or at any past, present or future property of Borrower or any of its predecessors in interest; (G) failure to comply with any representations, warranties, covenants, terms or conditions of this Loan Agreement that relate to Environmental Laws or Hazardous Substances; and (H) any environmental, health or safety investigation or review conducted by or on behalf of Lender in connection with this Loan Agreement; provided that Borrower shall have no obligation to Lender hereunder with respect to any such liabilities arising from the gross negligence or willful misconduct of Lender. The provisions of and undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement and shall expressly cover time periods when Lender may have come into possession or control of any of the property of Borrower at any time thereafter.
     12.23 Completion of Loan Agreement and Other Agreements. Borrower hereby authorizes Lender to correct any patent errors set forth in this Loan Agreement and the Other Agreements and to complete all blanks in this Loan Agreement and the Other Agreements. Lender shall give Borrower prompt written notice of any such correction or completion.
     12.24 Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act.
     12.25 Disclosure of Information. Borrower agrees that Lender may provide any information Lender may have about Borrower or about any matter relating to this Loan Agreement, the Other Agreements and all or any portion of the Liabilities to Lender’s subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Loan Agreement, the Other Agreements and all or any portion of the Liabilities.
     12.26 Merger Clause. This Loan Agreement constitutes the entire agreement between Lender and Borrower with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.
     12.27 SERVICE OF PROCESS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.
     12.28 JURISDICTION; VENUE. BORROWER AND LENDER IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS,

EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THE LIABILITIES, THIS LOAN AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION.
     12.29 JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER AGREEMENTS. BORROWER HEREBY REPRESENTS AND WARRANTS TO LENDER THAT IT HAS CONSULTED WITH AND BEEN COUNSELED BY COMPETENT COUNSEL CONCERNING THE WAIVER SET FORTH IN THIS SECTION AND HAS KNOWINGLY MADE SUCH WAIVER.
[signature page follows]

     In Witness Whereof, Lender and Borrower have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

Fifth Third Bank,		Pulse Systems, LLC,
a Michigan banking corporation		a Delaware limited liability company

By:	/s/ JEREMY F. STUMP	By:	/s/ John Fife

Name:	JEREMY F. STUMP	Name:	John Fife

Title:	ASST. VICE PRESIDENT	Title:	Chairman

First Amendment To Loan And Security Agreement
     This First Amendment to Loan and Security Agreement (this “First Amendment”) is made and entered into as of September 23, 2009, by and between Fifth Third Bank, a Michigan banking corporation, with an office located at 222 South Riverside Plaza, Chicago, Illinois 60606 (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company, with its chief executive office located at 4090 Nelson Avenue, Suite J, Concord, California 94520 (“Borrower”).
W I T N E S S E T H:
     Whereas, prior hereto, Lender provided certain loans, extension of credit and other financial accommodations to Borrower pursuant to (a) that certain Loan and Security Agreement dated as of March 31, 2009, by and between Lender and Borrower (the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;
     Whereas, Borrower desires Lender to, among other things, (a) waive certain Events of Default, and (b) modify certain financial covenants (collectively the “Additional Financial Accommodations”); and
     Whereas, Lender is willing to, provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.
     Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as set forth in this First Amendment.
1. Definitions:
     A. Use of Defined Terms. Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Loan Agreement.
     B. Amended Definitions. Effective retroactively to June 30, 2009, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Adjusted EBITDA”, “Fixed Charges” and “Free Cash Flow” in their entirety and substituting therefor the following, respectively:
     “Adjusted EBITDA”: shall mean, for any period, (I) Consolidated Net Income for such period plus, (2) to the extent deducted in determining such Consolidated Net Income, the sum of(a) Interest Expense, (b) net income tax expense, (c) depreciation and amortization, (d) non-cash equity compensation expense, (e) expenses for management fees, (f) the expensed portion of the Closing Fee and other fees and expenses incurred in connection with the closing and funding of the initial Financial Accommodations, (g) employee workforce reduction expenses in an amount equal to $14,320 for severance costs which were expensed during the periods set forth on Exhibit “A” attached hereto, and (h) compensation expense relating to severed employees in an amount not to exceed $377,000 for compensation costs which were expensed during the periods set forth on Exhibit “A” attached hereto, in each case incurred during such period, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges”: for any period, shall mean, the sum of, without duplication, (1) cash payments in satisfaction of Interest Expense, plus (2) scheduled or required payments of principal on Indebtedness other than payments required by Section 3.1(C) below, plus (3) scheduled principal payments on Capital Leases, each as paid or payable for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for the purpose of calculating Fixed Charges, the following assumptions shall be made with respect to the test periods identified below:
     (a) for each test period from June 30, 2009, through March 31, 2010, Borrower’s total scheduled or required payments of principal on Indebtedness under subsection (2) above shall be deemed to be $1,400,000;
     (b) Borrower’s Interest Expense for the test period ending June 30, 2009, shall be deemed to equal the sum of $525,000 plus Borrower’s actual Interest Expense for the period beginning April 1, 2009, through and including June 30, 2009, but excluding $62,603 of mezzanine Indebtedness Interest Expense incurred by Borrower in April and May of 2009;
     (c) Borrower’s Interest Expense for the test period ending September 30, 2009, shall be deemed to equal the sum of $350,000 plus Borrower’s actual Interest Expense for the period beginning April 1, 2009, through and including September 30, 2009, but excluding $62,603 of mezzanine Indebtedness Interest Expense incurred by Borrower in April and May of 2009;
     (d) Borrower’s Interest Expense for the test period ending December 31, 2009, shall be deemed to equal the sum of $175,000 plus Borrower’s actual Interest Expense for the period beginning April 1, 2009, through and including December 31, 2009, but excluding $62,603 of mezzanine Indebtedness Interest Expense incurred by Borrower in April and May of 2009; and
     (e) Borrower’s Interest Expense for the test period ending March 31, 2010, shall be deemed to equal Borrower’s actual Interest Expense for the period beginning April 1, 2009, through and including March 31, 2010, but excluding $62,603 of mezzanine Indebtedness Interest Expense incurred by Borrower in April and May of 2009.

     “Free Cash Flow”: means, for any period, (1) Adjusted EBITDA, less (2) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted hereunder), less (3) income taxes paid in cash, dividends paid in cash (including all tax and other distributions paid by Borrower to its members) and management fees paid in cash to the extent permitted under this Loan Agreement, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
II. Amendments. Effective as of the date of this First Amendment, the Loan Agreement is hereby amended as follows:
     A. Adjusted EBITDA. Section 9.4(A) of the Loan Agreement is hereby amended by deleting Section 9.4(A) in its entirety and substituting therefor the following:
     “(A) Adjusted EBITDA. Borrower’s Adjusted EBITDA, calculated on a trailing twelve (12) month basis as of the last day of each calendar quarter beginning with the calendar quarter ending September 30, 2009, shall not be less than $3,100,000.00.”
III. Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial loan pursuant to this First Amendment:
     A. Borrower executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:
(i) a Company General Certificate executed by the Secretary or Assistant Secretary of Borrower to Lender;
(ii) a new covenant compliance certificate for the period ending June 30, 2009, and reflecting the covenant modifications set forth in this First Amendment; and
(iii) such other agreements, documents and instruments as Lender may reasonably request.
     B. No Event of Default or Unmatured Event of Default exists under the Loan Agreement, as amended by this First Amendment, or the Other Agreements, other than the “Existing Default” (hereinafter defined);
     C. No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date hereof shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lender; and

     D. There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Lender.
IV. Waiver of Defaults. Borrower hereby acknowledges and agrees that Borrower has failed to satisfy the Adjusted EBITDA covenant set forth in Section 9.4(A) of the Loan Agreement as of June 30, 2009 (the “Existing Default”). Borrower hereby represents and warrants to Lender that no Unmatured Event of Default or Event of Default exists as of the date of this First Amendment, other than the Existing Default. Provided Borrower satisfies all of the conditions precedent set forth in Section III above, Lender hereby waives the Existing Default; provided that such waiver shall not be or be deemed to be a waiver by Lender of any other Events of Default, whether now existing or hereafter arising or occurring, including, without limitation, any other Events of Default arising under Section 9.4(A) of the Loan Agreement after June 30, 2009.
V. Conflict. If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lender and Borrower hereby affirm, confirm and ratify the same.
VI. Severability. Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.
VII. Reaffirmation. Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.
VIII. Fees, Costs and Expenses. Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First. Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.
IX. Counterpart. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this First Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this First Amendment and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.
X. Choice of Law. This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.
[signature page follows]

     In Witness Whereof, Lender and Borrower have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

Fifth Third Bank,		Pulse Systems, LLC,
a Michigan banking corporation		a Delaware limited liability company

By:	/s/ JEREMY STUMP	By:	/s/ John Fife
Name:	JEREMY STUMP	Name:	John Fife
Title:	ASST. VICE PRESIDENT	Title:	Chairman

Second Amendment to Loan And Security Agreement
     This Second Amendment to Loan and Security Agreement (this “Second Amendment”) is made and entered into as of June 18, 2010, by and between Fifth Third Bank, an Ohio banking corporation, as successor by merger with Fifth Third Bank, a Michigan banking corporation, with an office located at 222 South Riverside Plaza, Chicago, Illinois 60606 (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company, with its chief executive office located at 4090 Nelson Avenue, Suite J, Concord, California 94520 (“Borrower”).
W I T N E S S E T H:
     Whereas, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, each by and between Lender and Borrower (the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;
     Whereas, prior hereto, Lender extended the Revolving Loan Termination Date from March 30, 2010 to June 30, 2010 through an undocumented extension;
     Whereas, Borrower desires Lender to, among other things, (a) consent to the acquisition by “United American Healthcare” (hereinafter defined) of certain Equity Interests of Borrower, (b) extend the Revolving Loan Termination Date to June 30, 2011, (c) waive certain Events of Default, and (d) modify certain financial covenants (collectively the “Additional Financial Accommodations”); and
     Whereas, Lender is willing to, provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Second Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.
     Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as set forth in this Second Amendment.
I. Definitions:
     A. Use of Defined Terms. Except as expressly set forth in this Second Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Loan Agreement.
     B. Amended Definitions. Effective as of the date of this Second Amendment, the definitions of “Adjusted EBITDA”, “Fixed Charges”, “Maximum Revolving Loan”, “Revolving Loan Termination Date”, “Revolving Note” and “Term Note A” set forth in Section 1 of the Loan

Agreement are hereby amended by deleting such definitions in their entirety and substituting therefor the following, respectively:
     “Adjusted EBITDA”: shall mean, for any period, (1) Consolidated Net Income for such period plus, (2) to the extent deducted in determining such Consolidated Net Income, the sum of (a) Interest Expense, (b) net income tax expense, (c) depreciation and amortization, (d) non- cash equity compensation expense, (e) expenses for management fees, (f) employee workforce reduction expenses in an amount equal to $14,320 for severance costs which were expensed during the periods set forth on Exhibit “A” attached hereto, and (g) compensation expense relating to severed employees in an amount not to exceed $94,250 for compensation costs which were expensed during the periods set forth on Exhibit “A” attached hereto, in each case incurred during such period, plus (3) the cash equity contribution provided by United American Healthcare to Borrower during such period in the amount of Seven Hundred Fifty Thousand and no/l00 Dollars ($750,000.00) as required pursuant to the terms of the Second Amendment to Loan Agreement, plus (4) non-recurring expenses incurred in connection with the Securities Purchase Agreement and the Second Amendment to Loan Agreement which are borne by Borrower in an aggregate amount not to exceed $200,000 for all periods; all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges”: for any period, shall mean the sum of, without duplication, (1) cash payments in satisfaction of Interest Expense, plus (2) scheduled or required payments of principal on Indebtedness other than payments required by Section 3.1(C) below, plus (3) scheduled principal payments on Capital Leases, each as paid or payable for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, excluding, however, payments made pursuant to the Redemption Agreement. Notwithstanding the foregoing, for the purpose of calculating Fixed Charges, the following assumption shall be made with respect to the test periods identified below: for each test period from September 30, 2009, through June 30, 2010, Borrower’s total scheduled or required payments of principal on Indebtedness related to Term Loan A under subsection (2) above shall be deemed to be Two Hundred Sixty-Five Thousand Six Hundred Twenty-Five and no/100 Dollars ($265,625.00).
     “Maximum Revolving Loan”: shall mean an amount equal to One Million and no/l00 Dollars ($1,000,000).
     “Revolving Loan Termination Date”: shall mean June 30, 2011.
     “Revolving Note”: shall mean that certain Revolving Note dated as of June 18, 2010, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed One Million and no/100 Dollars ($1,000,000.00), as amended, renewed, restated or replaced from time to time.
     “Term Note A”: shall mean that certain Term Note A dated as of June 18, 2010, executed and delivered by Borrower to Lender in the principal amount of Five Million and no/100 Dollars ($5,000,000.00), as amended, renewed or restated from time to time.”

     C. Amended Definition. Effective as of the date of this Second Amendment, the definition of “Permitted Indebtedness” is amended to delete “and” before subsection (8) and add in after subsection (8) the following: “, and (9) obligations under the Redemption Agreement.”
     D. New Definitions. Effective as of the date of this Second Amendment, Section 1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:
     “New Management Agreement”: shall mean a management agreement to be entered into between Borrower and United American Healthcare.
     “Redemption Agreement”: shall mean that certain Redemption Agreement dated as of June 7, 2010 between Borrower and Pulse Systems Corporation.
     “Redemption Subordination Agreement”: shall mean that certain Subordination Agreement of even date herewith by and between Lender and Pulse Systems Corporation.
     “Second Amendment to Loan Agreement”shall mean that certain Second Amendment to Loan and Security Agreement dated as of June ___, 2010, by and between Lender and Borrower.
     “Securities Purchase Agreement”: shall mean that certain Securities Purchase Agreement dated as of June ___, 2010, by and among certain members of Borrower and United American Healthcare, a true, correct and complete copy of which has been delivered to Lender.
     “United American Healthcare”: shall mean United American Healthcare Corporation, a Michigan corporation.
II. Amendments. Effective as of the date of this Second Amendment, Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 in its entirety and substituting therefor the following:
     A.  Sale of Equity. Section 9.3(J) of the Loan Agreement is hereby amended by deleting Section 9.3(J) in its entirety and substituting therefor the following:
     “(J) Sale of Equity Interests. Sell or issue any Equity Interests of Borrower except (i) sales of Equity Interests to existing holders of Equity Interests, (ii) the issuance of Equity Interests to employees or consultants in an aggregate amount not to exceed 5% of Borrower’s total Equity Interests on a fully-diluted basis, and (iii) if no Event of Default then exists, sale of Equity Interests to John Fife or an entity controlled by John Fife for the purpose of funding the redemption of Borrower’s preferred units pursuant to the Redemption Agreement.”

     B. Restricted Payments. Section 9.3(L) of the Loan Agreement is hereby amended by deleting Section 9.3(L) in its entirety and substituting therefor the following:
     “(L) Restricted Payments. Make any Restricted Payments, other than, provided an Unmatured Event of Default or Event of Default does not then exist or would not be created thereby, (a) if Borrower continues to be a pass-through entity for income tax purposes, dividend and distribution payments to Borrower’s Equity Interest holders in an aggregate amount not greater than the state and United States federal income tax liabilities in respect of the Consolidated Net Income earned by Borrower determined based upon the highest marginal state and United States federal income tax rates, (b) management fee payments in amounts not exceeding those permitted under the New Management Agreement, provided such management fee payments do not exceed $150,000 in the aggregate for any fiscal year, and (c) redemption of Borrower’s preferred Equity Interests pursuant to the Redemption Agreement provided United American Healthcare makes additional cash equity contributions to Borrower in an amount necessary to fully fund each such redemption and each such redemption is otherwise permitted pursuant to the terms of the Redemption Subordination Agreement.”
     C. Adjusted EBITDA. Section 9.4(A) of the Loan Agreement is hereby amended by deleting Section 9.4(A) in its entirety and substituting therefor the following:
     “(A) Adjusted EBITDA. Borrower’s Adjusted EBITDA, calculated on a trailing twelve (12) month basis as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2010, shall not be less than $3,100,000.00.”
     D. Other Payment Default. Section 11.1(L) of the Loan Agreement is hereby amended by deleting Section 11.1(L) in its entirety and substituting therefor the following:
     “(L) Borrower defaults in the payment of any of its other obligations or liabilities which are in excess of $25,000.00, and such default is not cured within the time, if any, specified therefor or United American Healthcare defaults in the payment of any of its obligations or liabilities which are in excess of $100,000.00, and such default is not cured within the time, if any, specified therefor;”
     E. Other Event of Defaults. Sections 11.1(O), 11.1(P) and 11.1(Q) of the Loan Agreement are hereby amended by deleting Sections 11.1(O)11.1(P), 11.1(Q) and 11.1(R) in their entirety and substituting therefor the following:
     “(O) There shall be entered against Borrower or United American Healthcare one or more judgments or decrees in excess of Twenty-Five Thousand and no/100 Dollars ($25,000.00) in the aggregate at any one time outstanding for Borrower or One Hundred Thousand and no/100 Dollars ($100,000.00) in the aggregate at any one time outstanding for United American Healthcare, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or (iii) for and to the extent to which Borrower or

United American Healthcare is insured and with respect to which the insurer specifically has assumed responsibility in writing;
     (P) The failure of United American Healthcare to own and have voting control of more than fifty-one percent (51%) of the outstanding Equity Interests of Borrower determined on a fully diluted basis;
     (Q) The failure of United American Healthcare to be actively and consistently involved in the management of Borrower;
     (R) Any change in the Borrower’s senior management from the senior management in place as of June 18, 2010, other than changes in senior management acceptable to Lender in its reasonable discretion;
     (S) a breach, default or event of default occurs under the Membership Interest Pledge Agreement of even date herewith executed and delivered by United American Healthcare to Lender; or
     (T) Lender, in good faith, believes its prospect of payment or performance of the Liabilities or the Covenants is impaired.”
     F. Consent to Acquisition and Redemption. Notwithstanding any provision in the Loan Agreement to the contrary but subject to Section V of this Second Amendment, provided United American Healthcare contributes additional cash equity to Borrower in the amount of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) on or before June 18, 2010, which cash shall be immediately paid to Lender to reduce the outstanding principal balance of Term Note A, Lender hereby consents to the acquisition by United American Healthcare of certain Equity Interests of Borrower pursuant to and in accordance with the terms and provisions set forth in the Securities Purchase Agreement and of the initial redemption of preferred units pursuant to the Redemption Agreement, subject to the restrictions set forth in the Redemption Subordination Agreement.
     G. Schedule 9.1(Q). Schedule 9.1(Q) attached to the Loan Agreement is hereby amended by deleting Schedule 9.1(Q) in its entirety and substituting therefor Schedule 9.1(Q) attached hereto which reflects the consummation of the transactions pursuant to Section II.E.
III. Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the conditions set forth in Section V and the following covenants prior to or contemporaneously with the making of the initial loan pursuant to this Second Amendment:
     A. Borrower executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:
(i) a Revolving Note in a maximum aggregate principal amount not to exceed $1,000,000.00 executed and delivered by Borrower to Lender;

(ii) a Term Note A in the principal amount of $5,000,000.00 executed and delivered by Borrower to Lender;
(iii) a Company General Certificate executed by the Secretary or Assistant Secretary of Borrower to Lender;
(iv) a Membership Interest Pledge Agreement executed and delivered by United American Healthcare to Lender;
(v) a Membership Stock Power executed and delivered by United American Healthcare to Lender, together with the original membership certificates evidencing United American Healthcare’s ownership of Borrower;
(vi) a Company General Certificate executed by the Secretary or Assistant Secretary of United American Healthcare to Lender;
(vii) a fully executed subordination agreement from Pulse Sellers, LLC, and the fully executed Redemption Subordination Agreement; and
(viii) such other agreements, documents and instruments as Lender may reasonably request.
     B. No Event of Default or Unmatured Event of Default exists under the Loan Agreement, as amended by this Second Amendment, or the Other Agreements, other than the “Existing Defaults” (hereinafter defined);
     C. No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date hereof shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lender; and
     D. There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Lender.
IV. Waiver of Defaults. Borrower hereby acknowledges and agrees that Borrower is in default under the Loan Agreement as a result of the following (collectively, the “Existing Defaults”): (a) Borrower failed to satisfy the Adjusted EBITDA covenant set forth in Section 9.4(A) of the Loan Agreement as of December 31, 2009, and March 31, 2010, (b) Borrower failed to satisfy the Funded Debt to Adjusted EBITDA covenant set forth in Section 9.4(B) of the Loan Agreement as of March 31, 2010, (c) Borrower failed to satisfy the Fixed Charge Coverage Ratio covenant set forth in Section 9.4(C) of the Loan Agreement as of December 31, 2009, and March 31, 2010, and (d) Borrower failed to deliver audited financial statements for the fiscal year ended December 31, 2009 as required by Section 9.5(a) of the Loan Agreement. Borrower hereby represents and warrants to Lender that no Unmatured Event of Default or Event of Default exists as of the date of this Second Amendment, other than the Existing Defaults. Provided Borrower satisfies all of the conditions precedent set forth in Section III above, Lender hereby waives the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver by Lender of any other Events of Default, whether now existing or hereafter arising or occurring, including, without limitation, any other Events of Default arising under Section 9.4 of the Loan Agreement after March 31, 2010. Furthermore, Borrower hereby covenants and agrees to deliver to Lender its December 31, 2009 audited financial statements by July 15, 2010.
V. Close of Sale. Notwithstanding anything herein to the contrary, this Second Amendment and Lender’s obligation to provide the Additional Financial Accommodations to Borrower pursuant to this Second Amendment are conditioned upon the successful completion and closing of the transaction contemplated by and in accordance with the provisions of the Securities Agreement on or before June 22, 2010 at 4:00 p.m. Chicago time (the “Closing Deadline”). If the parties to the Securities Purchase Agreement are unable to complete and close the transaction in accordance with the provisions of the Securities Purchase Agreement by the Closing Deadline then this Second Amendment and the terms and provisions set forth herein shall be null and void, ab initio.
VI. Conflict. If, and to the extent, the terms and provisions of this Second Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Second Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Second Amendment, shall remain in and have its intended full force and effect, and Lender and Borrower hereby affirm, confirm and ratify’ the same.
VII. Severability. Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Second Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Second Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.
VIII. Reaffirmation. Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.
IX. Fees, Costs and Expenses.
     A. Contemporaneously herewith, Borrower shall pay to Lender a fully-earned non-refundable (i) loan renewal fee in the amount of $5,000, and (ii) covenant waiver fee in the amount of $20,000.

     B. Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Second Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.
X. Counterpart. This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this Second Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Second Amendment and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.
XI. Choice of Law. This Second Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.
[signature page follows]

      In Witness Whereof, Lender and Borrower have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

Fifth Third Bank, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation			Pulse Systems, LLC, a Delaware limited liability company

By:	/s/ JEREMY F. STUMP		By:	/s/ HERBERT J. BELLUCCI

	Name:	JEREMY F. STUMP		Name:	HERBERT J. BELLUCCI
	Title:	VP		Title:	President & CEO
[Signature page to Second Amendment to Loan and Security Agreement]